Exhibit 1

Execution Version

Date: as of July 2, 2013

SCORPIO TANKERS INC.

as Borrower

THE COMPANIES

listed in Schedule 10

as Joint and Several Guarantors

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

ABN AMRO BANK N.V.,

SKANDINAVISKA ENSKILDA BANKEN AB (publ),

DVB BANK AMERICA N.V.,

HSH NORDBANK AG, NEW YORK BRANCH,

NIBC BANK N.V.

and

CIT FINANCE LLC

as Lead Arrangers

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

and

ABN AMRO BANK N.V.

as Bookrunners

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

as Co-Arranger

– and –

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Agent and as Security Trustee

LOAN AGREEMENT

Relating to a Senior Secured Revolving Credit Facility and Term Loan Facility

of up to US$525,000,000 to finance the acquisition of Firm Ships, Option Ships and

Approved Substitution Ships and for general corporate and working capital purposes

INDEX

Clause		Page

1	INTERPRETATION	2

2	FACILITY	27

3	POSITION OF THE LENDERS AND SWAP BANKS	27

4	DRAWDOWN	29

5	INTEREST	31

6	INTEREST PERIODS	33

7	DEFAULT INTEREST	34

8	REPAYMENT, PREPAYMENT, REDUCTION AND CANCELLATION	35

9	CONDITIONS PRECEDENT	38

10	REPRESENTATIONS AND WARRANTIES	40

11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS	49

12	FINANCIAL COVENANTS	57

13	MARINE INSURANCE COVENANTS	57

14	SHIP COVENANTS	63

15	COLLATERAL MAINTENANCE RATIO	68

16	GUARANTEE	69

17	PAYMENTS AND CALCULATIONS	73

18	APPLICATION OF RECEIPTS	75

19	APPLICATION OF EARNINGS	77

20	EVENTS OF DEFAULT	78

21	FEES AND EXPENSES	82

22	INDEMNITIES	83

23	NO SET-OFF OR TAX DEDUCTION; TAX INDEMNITY; FATCA	85

24	ILLEGALITY, ETC	89

ii

INDEX

Clause		Page

25	INCREASED COSTS	90

26	SET-OFF	92

27	TRANSFERS AND CHANGES IN LENDING OFFICES	92

28	VARIATIONS AND WAIVERS	96

29	NOTICES	98

30	SUPPLEMENTAL	100

31	THE SERVICING BANKS	100

32	LAW AND JURISDICTION	104

33	WAIVER OF JURY TRIAL	106

34	PATRIOT ACT NOTICE	106

EXECUTION PAGE		107

SCHEDULE 1 LENDERS AND COMMITMENTS		110

SCHEDULE 2 SWAP BANKS		113

SCHEDULE 3 DRAWDOWN NOTICE		115

SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		117

SCHEDULE 5 TRANSFER CERTIFICATE		121

SCHEDULE 6 DESIGNATION NOTICE		125

SCHEDULE 7 LIST OF APPROVED BROKERS		126

SCHEDULE 8 LIST OF SHIPS		127

SCHEDULE 9 MANDATORY COST FORMULA		129

SCHEDULE 10 GUARANTORS		132

iii

THIS LOAN AGREEMENT (this “Agreement”) is made as of July 2, 2013

AMONG

(1)	SCORPIO TANKERS INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose principal office is at 9, Boulevard Charles III, Monaco, 98000, as borrower (the “Borrower”, which expression includes its successors, transferees and assigns);

(2)	THE COMPANIES listed in Schedule 10, as joint and several guarantors (together with any other person (including but not limited to an Approved Substitution Ship Owner) that becomes a guarantor party hereto pursuant to a Guarantor Accession Agreement (as defined below), the “Guarantors”, and each separately a “Guarantor”, which expressions include their respective successors, transferees and assigns);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”, which expression includes their respective successors, transferees and assigns);

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as swap banks (the “Swap Banks”, which expression includes their respective successors, transferees and assigns);

(5)	NORDEA BANK FINLAND PLC, NEW YORK BRANCH, ABN AMRO BANK N.V., SKANDINAVISKA ENSKILDA BANKEN AB (publ), DVB BANK AMERICA N.V., HSH NORDBANK AG, NEW YORK BRANCH, NIBC BANK N.V., and CIT FINANCE LLC as lead arrangers (the “Lead Arrangers” which expression includes their respective successors, transferees and assigns);

(6)	NORDEA BANK FINLAND PLC, NEW YORK BRANCH, and ABN AMRO BANK N.V. as bookrunners (the “Bookrunners”, which expression includes their respective successors, transferees and assigns);

(7)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as co-arranger (the “Co-Arranger” which expression includes its successors, transferees and assigns);

(8)

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, acting in such capacity through its office at 437 Madison Avenue, 21st Floor, New York, New York 10022, as administrative agent for the Lenders (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns); and

(9)

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, acting in such capacity through its office at 437 Madison Avenue, 21st Floor, New York, New York 10022, as security agent for the Lenders and the Swap Banks (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns).

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a senior secured credit facility in the aggregate principal amount of up to $525,000,000 consisting of:

(i)	a term loan facility in the principal amount of up to $260,000,000 to finance part of the purchase price of each of the Firm Ships; and

(ii)	a revolving credit facility in the principal amount of up to $265,000,000 to finance part of the purchase price of each of the Option Ships or the Approved Substitution Ships (as the case may be) and for general corporate and working capital purposes of the Borrower.

(B)	The Swap Banks have agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share in the Collateral to be granted to the Security Trustee pursuant to this Agreement with the interest of the Swap Banks being secured on a subordinated basis.

IT IS AGREED as follows:

1	INTERPRETATION

1.2	Definitions. Subject to Clause 1.5, in this Agreement:

“Acceptable Accounting Firm” means Deloitte LLP and PricewaterhouseCoopers LLP, or such other recognized accounting firm as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing, such approval not to be unreasonably withheld;

“Account Bank” means ABN AMRO BANK N.V., acting through its office at Coolsingel 93, P.O. Box 749, 3000 AS Rotterdam, The Netherlands;

“Advance” means, as the context may require, a Term Loan Advance or a Revolving Advance;

“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise;

“Agreed Form” means in relation to any document, that document in the form approved by the Agent with the consent of the Lenders and the Swap Banks (such consent not to be unreasonably withheld), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Broker” means any of the companies listed on Schedule 7 or such other company proposed by the Borrower which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time for the purpose of valuing a Ship, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;

“Approved Acquisition Contract” means, in relation to a Ship, the shipbuilding contract or memorandum of agreement made or to be made between a Seller and the Borrower (or the Guarantor who will be the owner of such Ship);

“Approved Builder” means Hyundai Heavy Industries Co., Ltd., SPP Shipbuilding Group, Samsung Heavy Industries Co., Ltd., STX Offshore & Shipbuilding Co., Ltd., Daewoo Shipbuilding & Marine Engineering Co., Ltd. or any Affiliate thereof or such other company as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing as the builder of a Ship;

“Approved Flag” means the Marshall Islands or Liberian flag or such other flag as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing as the flag on which a Ship shall be registered;

“Approved Management Agreement” means, in relation to a Ship in respect of its commercial and/or technical management, a management agreement between the Borrower or the Guarantor that owns that Ship and the relevant Approved Manager;

“Approved Manager” means each of SSM, SCM, V. Ships Ship Management, D’Amico International Shipping, Hellespont Shipping, Anglo-Eastern Ship Management, Fleet Management and Zenith Ship Management, or any other company proposed by the Borrower which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time as the technical and/or commercial manager of a Ship;

“Approved Substitution Ship” means any vessel which has the following characteristics:

(a)	is a double-hull product tanker;

(b)	with a deadweight tonnage between 35,000 tons and 115,000 tons;

(c)	is built not earlier than January 1, 2012;

(d)	is classed with a Classification Society free of overdue recommendations and conditions affecting class;

(e)	is registered under the law of an Approved Flag;

(f)	is or will be owned by a Guarantor; and

(g)	is built by an Approved Builder;

“Approved Substitution Ship Owner” means a company which is a direct or indirect wholly-owned subsidiary of the Borrower incorporated or formed in the Republic of Marshall Islands or another jurisdiction approved by the Agent with the consent of the Majority Lenders (such consent not to be unreasonably withheld) which is or shall be the owner of an Approved Substitution Ship and which shall become a Guarantor hereunder pursuant to a Guarantor Accession Agreement;

“Availability Period” means the period commencing on the Effective Date and ending:

(a)	in the case of the Term Loan Facility, on the earlier of:

(i)	the Delivery Date of the last Firm Ship to be acquired; and

(ii)	January 31, 2015 (or such later date as the Agent may, with the consent of all the Lenders, agree with the Borrower),

or, if earlier, the date on which the Total Commitments in respect of the Term Loan Facility are fully borrowed, cancelled or terminated;

(b)	in the case of the Revolving Credit Facility:

(i)	in respect of a Revolving Advance to be used to acquire an Option Ship or Approved Substitution Ship, on July 31, 2015 (or such later date as the Agent may, with the consent of all the Lenders, agree with the Borrower);

(ii)	subject to the provisions of Clause 4.2(c)(ii), in respect of a Revolving Advance to be used by the Borrower for general corporate or working capital purposes, on the date falling one (1) month prior to the Maturity Date (or such later date as the Agent may, with the consent of all the Lenders, agree with the Borrower), or, if earlier, the date on which the Total Commitments in respect of the Revolving Credit Facility, are fully cancelled or terminated;

“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended;

“Basel III” means any of the changes designed to strengthen any capital standards or introduce minimum liquidity or other requirements referenced in the publication of the Groups of Governors and Heads of Supervision of the Basel Committee on Banking Supervision (the “Basel Committee”) dated 16 December, 2010, or any subsequent paper or document published by the Basel Committee on any of those requirements;

“Business Day” means a day on which banks are open in London, England, New York, New York, Rotterdam, The Netherlands, Stockholm, Sweden, Helsinki, Finland and Hamburg, Germany;

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with IFRS, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;

“Cash Equivalents” means:

(a)	unencumbered securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)	time deposits, certificates of deposit or deposits (in each case, unencumbered) in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

(c)	such other securities or instruments as the Majority Lenders shall agree in writing;

and in respect of both (a) and (b) above, with a Rating Category of at least “A-” by S&P and “A” by Moody’s (or the equivalent used by another Rating Agency) (provided that, in the case of (b) above only, such Rating Category shall not be applicable for time deposits, certificates of deposit or deposits (in each case, unencumbered) in the interbank market of any commercial bank which is a Lender), and in each case having maturities of not more than ninety (90) days from the date of acquisition;

“Change of Control” means:

(a)	in respect of the Guarantors, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in the Borrower owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in a Guarantor; and

(b)	in respect of the Borrower, means:

(i)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any holders of the Borrower’s Equity Interests as of the date of this Agreement, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Borrower) of more than 35% of the total voting power of the Voting Stock of the Borrower (calculated on a fully diluted basis); or

(ii)	individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors or equivalent governing body of the Borrower (together with any new directors (or equivalent) whose election by such Board of Directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such Board of Directors or equivalent governing body then still in office who either were members of such Board of Directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such Board of Directors or equivalent governing body then in office;

“Charter” means, in relation to a Ship, any demise, time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extension by the Guarantor that owns that Ship may exceed, 24 months;

“Charter Assignment” means, in relation to a Ship, an assignment of the Charter for such Ship, in Agreed Form;

“Classification Society” means, in relation to a Ship, any of Det Norske Veritas, Lloyd’s Register of Shipping, American Bureau of Shipping and Bureau Veritas or such other first-class vessel classification society that is a member of IACS that the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders and the Swap Banks, securing the Secured Liabilities;

“Collateral Maintenance Ratio” has the meaning given in Clause 15.2;

“Commission” or “SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act;

“Commitment” means, as the context may require, the Revolving Credit Facility Commitment or the Term Loan Commitment (and “Total Commitments” means the aggregate of the Term Loan Commitments and the Revolving Credit Facility Commitments or either of them, as the context may require);

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Compliance Certificate” means a certificate executed by an authorized person of the Borrower in Agreed Form;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Borrower for that accounting period:

(a)	plus, to the extent deducted in computing the net income of the Borrower for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)	depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)	expenses incurred in connection with a special or intermediate survey of a Ship during such period; and

(v)	any drydocking expenses of a Ship;

(b)	minus, to the extent added in computing the consolidated net income of the Borrower for that accounting period, (i) any non-cash income or non-cash gains and (ii) any extraordinary gains on asset sales not incurred in the ordinary course of business;

“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Borrower determined (without duplication) on a consolidated basis for such period and in accordance with IFRS consistently applied:

(a)	all Financial Indebtedness; and

(b)	all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with IFRS would be shown on the liability side of a balance sheet);

provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt;

“Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash, (b) Cash Equivalents, in each case held by the Borrower on a freely available and unencumbered basis and (c) amounts readily available for drawing the Borrower and its subsidiaries under committed credit facilities with a maturity date in excess of 12 months which remain undrawn and could be drawn for general working capital or other general corporate purposes;

“Consolidated Net Interest Expense” means the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Borrower and all of its subsidiaries during the relevant accounting period less (i) interest income received, (ii) commitment fees and (iii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with IFRS and as shown in the consolidated statements of income for the Borrower;

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Borrower, minus goodwill and other non-tangible items;

“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt;

“Contractual Currency” has the meaning given in Clause 22.4;

“Contribution” means, in relation to a Lender, the part of the Term Loan or, as the case may be, the Revolving Loan which is owing to that Lender under the Term Loan Facility or, as the case may be, the Revolving Credit Facility or, as the context may require, the portion of an Advance to be made by such Lender;

“Creditor Party” means the Agent, the Security Trustee, any Lender, any Swap Bank, any Lead Arranger, the Co-Arranger or any Bookrunner whether as at the date of this Agreement or at any later time;

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in currency values to or under which such person or any of its subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter;

“Delivery Date” means the date of the acquisition by and delivery of a Ship to the Guarantor that will own such Ship;

“Designated Transaction” means a Transaction which fulfills the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Disbursement Authorization” has the meaning given in Clause 9.2(b);

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for such Advance to be made, or (as the context requires) the date on which such Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Guarantor owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Guarantor owning that Ship or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to the Ships, an account in the name of the Borrower with the Account Bank designated as the “Scorpio Tankers Inc.-Earnings Account”, or any other account (with the Account Bank or the Agent or with another bank or financial institution acceptable to the Majority Lenders) which is designated as the Earnings Account in relation to the Ships for the purposes of this Agreement;

“Earnings Account Pledge” means a pledge of the Earnings Account, in Agreed Form;

“Earnings Assignment” means, in relation to a Ship, an assignment of the Earnings and any Requisition Compensation of that Ship, in Agreed Form;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;

“Email” has the meaning given in Clause 29.1;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between a Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Borrower and/or the Guarantor owning such Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Borrower and/or the Guarantor owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“Equity Proceeds” means the net cash proceeds from the issuance of common or preferred stock of the Borrower;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Borrower or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

“Estate” has the meaning assigned such term in Clause 31.1(b)(ii);

“Event of Default” means any of the events or circumstances described in Clause 20.1;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal;

“Executive Order” means an executive order issued by the President of the United States of America;

“Fair Market Value” means, in relation to a Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared for and addressed to the Agent:

(a)	as at a date not more than 30 days prior to the date such valuation is delivered to the Agent;

(b)	by Approved Brokers selected by the Borrower with the consent of the Agent, such consent not to be unreasonably withheld;

(c)	without physical inspection of that Ship ; and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements); and

provided that if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range;

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury or any official interpretations or administrative guidance relating thereto;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA Non-Exempt Party” means a FATCA Relevant Party who is not a FATCA Exempt Party;

“FATCA Non-Exempt Lender” means any Lender who is a FATCA Non-Exempt Party;

“FATCA Relevant Party” means each Creditor Party and each Security Party;

“Fee Letter” means each letter dated the date hereof from the Agent to the Borrower;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Charter Assignments;

(c)	the Earnings Account Pledge;

(d)	the Earnings Assignments;

(e)	the Insurance Assignments;

(f)	the Mortgages;

(g)	the Notes;

(h)	the Shares Pledges;

(i)	the Fee Letters;

(j)	the Manager’s Undertakings; and

(k)	any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition or which is entered or to be entered into by any Security Party and is designated as a “Finance Document” under this Agreement;

“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication) as determined in conformity with IFRS:

(a)	all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	all obligations of the debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of the debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the debtor (including reimbursement obligations with respect thereto) which in accordance with IFRS would be shown on the liability side of a balance sheet;

(d)	all obligations of the debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all Capitalized Lease Obligations of the debtor as lessee;

(f)	all Financial Indebtedness of persons other than the debtor secured by a Security Interest on any asset of the debtor, whether or not such Financial Indebtedness is assumed by the debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness;

(g)	all Financial Indebtedness of persons other than the debtor under any guarantee, indemnity or similar obligation entered into by the debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the debtor; and

(h)	to the extent not otherwise included in this definition, obligations of the debtor under Currency Agreements and Interest Rate Agreements or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount.

The amount of Financial Indebtedness of any debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with IFRS, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with IFRS, and (ii) Financial Indebtedness shall not include any liability for taxes;

“Firm Ship” means any of the Ships listed in Schedule 8 Part A to be purchased by the Guarantor who will be the owner thereof and registered in its ownership under an Approved Flag;

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, and which plan, fund or program would be covered by Title IV of ERISA but which is not subject to ERISA by reason of Section 4(b)(4) of ERISA;

“Guaranteed Obligations” has the meaning given in Clause 16.1;

“Guarantor Accession Agreement” means an agreement providing for the accession of a person to this Agreement as a Guarantor in Agreed Form;

“IACS” means the International Association of Classification Societies;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insurances” means in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Insurance Assignment” means, in relation to a Ship, an assignment of the Insurances of that Ship, in Agreed Form;

“Interest Period” means a period determined in accordance with Clause 6;

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (including any Master Agreement), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in interest rates to or under which such person or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter;

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM Code Documentation” includes, in respect of a Ship:

(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may reasonably require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Guarantor that owns that Ship or the relevant Approved Manager with the ISM Code which the Agent may require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;

“ISPS Code Documentation” includes:

(a)	the ISSC; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four (4) decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11:00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period and if LIBOR falls below zero, such rate is deemed to be zero;

“Loan” means, as the context may require, the Term Loan or the Revolving Loan or the aggregate of both of them;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before any Advance has been made, Lenders whose Term Loan Commitments and Revolving Credit Facility Commitments total at least 66.67% of the Total Commitments;

(b)	after any Term Loan Advance has been made, Lenders, the sum of whose Contributions in respect of the Term Loan and whose Revolving Credit Facility Commitments (or after the termination thereof, whose Contributions in respect of the Revolving Loan) represent an amount of at least 66.67% of the sum of (i) the Term Loan and (ii) either the Total Commitments in respect of the Revolving Credit Facility or, after the termination of such Total Commitments in respect of the Revolving Credit Facility, the Revolving Loan at such time;

“Manager’s Undertaking” means, in relation to a Ship, the letter executed and delivered by an Approved Manager, in Agreed Form;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9;

“Margin” means 3.50% per annum;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;

“Market Disruption Event” has the meaning given in Clause 5.7;

“Market Disruption Notice” has the meaning given in Clause 5.8;

“Master Agreement” means each master agreement (on the 2002 ISDA form) in Agreed Form made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Material Adverse Effect” means any condition or circumstance which the Lenders shall determine has had, or could reasonably be expected to have, a material adverse effect:

(a)	on the rights or remedies of any the Creditor Parties under any of the Finance Documents;

(b)	on the performance of any of the Security Parties, or the Security Parties taken as a whole, to perform its or their obligations under any of the Finance Documents;

(c)	with respect to the loan facilities contemplated by this Agreement; or

(d)	on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of any of the Security Parties;

“Maturity Date” means the earlier of (a) the date falling on the sixth anniversary of the Effective Date and (b) the date on which the Loan is accelerated pursuant to Clause 20.4;

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors;

“Mortgage” means, in relation to a Ship, the first priority or, as the case may be, preferred ship mortgage on that Ship in Agreed Form;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Net Debt” means Consolidated Funded Debt less cash and Cash Equivalents;

“Non-indemnified Tax” means:

(a)	any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:

(i)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or

(ii)	with respect to any Lender, is located in the country of its Lending Office; or

(iii)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction;

(b)	any FATCA Deduction made on account of a payment to a FATCA Non-Exempt Party;

“Note” means:

(a)	in respect of the Term Loan Facility, a promissory note of the Borrower, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrower under this Agreement in respect of the Term Loan Facility, in Agreed Form; and

(b)	in respect of the Revolving Credit Facility, a promissory note of the Borrower, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrower under this Agreement in respect of the Revolving Credit Facility, in Agreed Form;

“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“Option Ship” means any of the Ships listed on Schedule 8 Part B to be purchased by the relevant Guarantor who will be the owner thereof and registered in its ownership under an Approved Flag;

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)	either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

(b)	is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 22.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests for unpaid but not past due master’s and crew’s wages in accordance with usual maritime practice;

(c)	Security Interests for salvage;

(d)	Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Ship not otherwise prohibited by this Agreement or any other Finance Document;

(e)	Security Interests for master’s disbursements incurred in the ordinary course of trading and any other Security Interests arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or the Guarantor that owns such Ship in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(h);

(f)	any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower or the Guarantor that owns the relevant Ship is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of a Ship;

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(h)	pledges of certificates of deposit or other cash collateral securing any Security Party’s reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of such Security Party under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;

(i)	Security Interests to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which the Borrower or a Guarantor is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;

(j)	Security Interests for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles satisfactory to the Agent; and

(k)	Security Interests incidental to the conduct of the business of each Security Party or the ownership of such Security Party’s property and assets, which Security Interests do not in the aggregate materially detract from the value of each such Security Party’s property or assets or materially impair the use thereof in the operation of its business;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the jurisdiction under the laws of which the company is incorporated or formed;

(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or

(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, would constitute an Event of Default;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Security Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Rating Agencies” means:

(a)	S&P and Moody’s; or

(b)	if S&P or Moody’s or both of them are not making ratings of securities publicly available, a nationally recognized United States rating agency or agencies, as the case may be, selected by the Agent with the consent of the Majority Lenders, which will be substituted for S&P or Moody’s or both, as the case may be;

“Rating Category” means:

(a)	with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(b)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c)	the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable;

“Reference Banks” means, subject to Clause 27.16, the London branches of ABN AMRO Bank N.V., Skandinaviska Enskilda Banken AB (publ) and Nordea Bank Finland Plc, London Branch;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Revolving Advance” means the principal amount of each borrowing by the Borrower of a portion of the Revolving Credit Facility Commitments;

“Revolving Advance Commitment Limit” has the meaning given in Clause 4.2(c);

“Revolving Credit Facility” means the revolving credit facility in the original principal amount of up to $265,000,000 to be made available to the Borrower under the terms of this Agreement;

“Revolving Credit Facility Commitment” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1 in respect of the Revolving Credit Facility, or, as the case may require, the amount(s) specified in the relevant Transfer Certificate, as such amount(s) may be reduced, cancelled or terminated in accordance with this Agreement;

“Revolving Loan” means the aggregate principal amount of the Revolving Advances from time to time outstanding under this Agreement;

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., and its successors;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the Council of the European Union or the United Nations or its Security Council; or

(b)	otherwise imposed by any law or regulation or Executive Order by which any Creditor Party, the Borrower or any Guarantor is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Creditor Party, the Borrower or any Guarantor, including without limitation laws or regulations or Executive Orders restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there;

provided that the laws and regulations described in paragraphs (a) and (d) shall be applicable only to the extent such laws and regulations are not inconsistent with the laws and regulations of the United States of America;

“SCM” means Scorpio Commercial Management S.A.M., a Monaco company, as commercial manager of the Ships;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Majority Lenders;

“Secured Liabilities” means all liabilities which the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Security Interest” means:

(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrower, the Guarantors and any other person (except a Creditor Party) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower that:

(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents and the Master Agreements have been irrevocably and unconditionally paid in full;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement; and

(c)	neither the Borrower nor any other Security Party has any liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document or a Master Agreement;

“Seller” means, in relation to a Ship, the company named in the Approved Acquisition Contract for that Ship as the seller and/or the Approved Builder thereof;

“Seller’s Bank” has the meaning given in Clause 9.2(b);

“Servicing Bank” means the Agent or the Security Trustee;

“Shares Pledge” means a pledge of the Equity Interests of each Guarantor, in the form set out in Agreed Form;

“Ship” means (a) any Firm Ship, (b) any Option Ship and (c) any Approved Substitution Ship;

“SSM” means Scorpio Ship Management S.A.M., a Monaco company, as technical manager of the Ships;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty;

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act;

“Term Loan” means the aggregate principal amount of the Term Loan Advances from time to time outstanding under this Agreement;

“Term Loan Advance” means the principal amount of each borrowing by the Borrower of a portion of the Term Loan Commitments;

“Term Loan Commitment” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1 in respect of the Term Loan Facility, or, as the case may require, the amount(s) specified in the relevant Transfer Certificate, as such amount(s) may be reduced, cancelled or terminated in accordance with this Agreement;

“Term Loan Facility” means the term loan facility in the original principal amount of up to $260,000,000 to be made available to the Borrower under the terms of this Agreement;

“Total Loss” means in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within three (3) months redelivered to the full control of the Guarantor owning that Ship; or

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking, piracy or theft) unless it is within three (3) months redelivered to the full control of the Guarantor owning that Ship;

“Total Loss Date” means in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Guarantor owning that Ship with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transaction” has the meaning given in each Master Agreement;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Transferee Lender” has the meaning given in Clause 27.2;

“Transferor Lender” has the meaning given in Clause 27.2;

“UCC” means the Uniform Commercial Code of the State of New York; and

“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.

1.3	Construction of certain terms. In this Agreement:

an Event of Default being “continuing” means it has not been waived;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent with the consent of the Majority Lenders (such approval not to be unreasonably withheld);

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, Email or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.4;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Guarantor owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.5;

“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks, risks in excess of the amount for war risks (hull) and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.5;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any country, any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and

“war risks” includes war and allied perils, the risk of mines, terrorism, piracy, hijacking, confiscation, blocking and trapping, protection and indemnity war risks (with a separate limit not less than hull value) and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.4	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.5	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.6	General interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document, any Master Agreement or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references in Clause 1.1 to a document being in Agreed Form include references to that form with any modifications to that form which the Agent approves or reasonably requires with the consent of all of the Lenders and the Swap Banks and which are acceptable to the Borrower;

(c)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.7	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.8	Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with IFRS as from time to time in effect.

1.9	Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrower a loan facility to be advanced to the Borrower in accordance with Clause 4 in the aggregate principal amount of up to $525,000,000 as follows:

(a)	the Term Loan Facility, in a principal amount of up to $260,000,000; and

(b)	the Revolving Credit Facility, in a principal amount of up to $265,000,000.

2.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances. The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the Recitals of this Agreement.

2.4	Cancellation of Total Commitments. Any portion of the Total Commitments not disbursed to the Borrower shall be cancelled and terminated automatically on the expiration of the applicable Availability Period.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)	any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

3.5	Replacement of a Lender.

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	the Borrower or any other Security Party becomes obliged in the absence of an Event of Default to repay any amount in accordance with Clause 24 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrower may, on 30 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, fund or other entity (a “Replacement Lender”) selected by the Borrower (other than any Affiliate or subsidiary of the Borrower), which is acceptable to the Agent with the consent of the Majority Lenders (other than the Lender the Borrower desires to replace), which confirms its willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Advances and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 3.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or the Security Trustee in such capacities;

(ii)	neither the Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender but nothing contained herein shall preclude them from doing so;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Borrower notifies the Non-Consenting Lender and the Agent of its intent to replace the Non-Consenting Lender pursuant to Clause 3.5(a); and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	For purposes of this Clause 3.5, in the event that:

(i)	the Borrower or the Agent has requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all Lenders; and

(iii)	Lenders whose Commitments aggregate more than 66.67% percent of the Total Commitments have consented to or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by delivering to the Agent a completed Drawdown Notice not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date must be a Business Day during the Availability Period;

(b)	the Term Loan Facility shall be made available to the Borrower in multiple Term Loan Advances for the purpose stated in Recital A(i), provided that the amount of each Term Loan Advance shall not exceed the lesser of (i) the Relevant Amount and (ii) 60% of the Fair Market Value of each Firm Ship;

(c)	the Revolving Credit Facility shall be made available to the Borrower in multiple Revolving Advances for the purposes stated in Recital A(ii), provided that:

(i)	the amount of each Revolving Advance in respect of an Option Ship or, as the case may be, Approved Substitution Ship, shall not exceed the lesser of (A) the Relevant Amount and (B) 60% of the Fair Market Value of such Option Ship or, as the case may be, Approved Substitution Ship (each, a “Revolving Advance Commitment Limit”); and

(ii)	the initial drawdown of any Revolving Advance to be made during the period described in clause (b)(i) of the definition of “Availability Period” must be used to acquire an Option Ship or, as the case may be, an Approved Substitution Ship;

(d)	the aggregate outstanding principal amount of the Term Loan Advances shall not exceed the Total Commitments in respect of the Term Loan Facility;

(e)	the aggregate outstanding principal amount of the Revolving Advances shall not exceed the Total Commitments in respect of the Revolving Credit Facility;

(f)	the aggregate outstanding principal amount of the Advances shall not exceed the Total Commitments; and

(g)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

In this Clause 4.2 “Relevant Amount” means, in relation to a Ship, the amount set out in the last column of Schedule 8, Part A or B (as the case may be) in respect of that Ship (and in case a Ship is an Approved Substitution Ship, the amount set out in the last column of Schedule 8, Part B in respect of the Option Ship which will be replaced by that Approved Substitution Ship).

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorized attorney-in-fact of the Borrower and once served, a Drawdown Notice cannot be revoked or varied without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 11:00 a.m. (New York City time) on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5, the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrower in a Drawdown Notice shall constitute the making of an Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Promissory notes.

(a)	The obligation of the Borrower to pay the principal of, and interest on, each of the Term Loan and the Revolving Loan shall be evidenced by the relevant Note in respect of each such Loan, each of which Notes shall be dated the date of the first Drawdown Date.

(b)	Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Agent on the grid attached to the relevant Note, which notation, absent manifest error, shall be prima facie evidence of the amount of such Advance.

(c)	Each Lender shall record on its internal records the amount of its Contribution in each Advance and each payment in respect thereof, and the unpaid balance of such Contribution in such Advance shall, absent manifest error and to the extent not inconsistent with the notations made by the Agent on the grid attached to the relevant Note, be as so recorded.

(d)	The failure of the Agent or any Lender to make any such notation shall not affect the obligation of the Borrower in respect of such Advance or the relevant Loan nor affect the validity of any transfer by the Agent of a Note.

(e)	On receipt of satisfactory evidence that a Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrower will promptly replace such Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrower and cancelled. The Agent shall indemnify the Borrower for any losses, claims or damages resulting from the loss of such Note.

5	INTEREST

5.1	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of:

(a)	LIBOR for that Interest Period; plus

(b)	the Margin; plus

(c)	the Mandatory Cost (if any).

5.2	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period (as determined under Clause 6.2), as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks but if two (2) or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if any one of the following events occurs (each, a “Market Disruption Event”):

(a)	no Screen Rate is available for an Interest Period and two (2) or more of the Reference Banks do not, before 1:00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least one (1) Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50% of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50% of the Total Commitments) notify the Agent that the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period would exceed the LIBOR fixed by the Agent for that Interest Period.

5.8	Notification of market disruption. If a Market Disruption Event shall have occurred, the Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice (a “Market Disruption Notice”) of such Market Disruption Event to be given; provided that the level of detail of the Market Disruption Notice shall be in the Agent’s sole discretion and the Market Disruption Notice itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.

5.9	Alternative rate of interest during Market Disruption Event. If a Market Disruption Event has occurred, then the rate of interest on each Lender’s Contribution for the applicable Interest Period shall be the rate per annum which is the sum of:

(a)	the rate notified to the Agent by that Lender (or Lenders) whose costs of funding would exceed the LIBOR fixed by the Agent for the relevant Interest Period which expresses the actual cost to that Lender (or Lenders) of funding its (or their) Contribution from whatever source it (or they) may reasonably select; plus

(b)	the Margin; plus

(c)	the Mandatory Cost (if any).

The alternative rate of interest agreed upon pursuant to this Clause 5.9 shall be binding on all parties hereto. The procedure provided for by this Clause 5.9 shall be repeated for each successive Interest Period during which a Market Disruption Event has occurred.

5.10	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.9, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay the Loan (without premium or penalty) at the end of the Interest Period set by the Agent.

5.11	Prepayment; termination of Commitments. A notice under Clause 5.10 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower’s notice of intended prepayment and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)	on the last Business Day of the Interest Period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.12	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	1, 2, 3, or 6 months as notified by the Borrower to the Agent not later than 11:00 a.m. (New York time) three (3) Business Days before the commencement of the Interest Period;

(b)	in the case of the first Interest Period applicable to each Advance other than the first Advance, a period ending on the last day of the Interest Period applicable to the prior Advances then outstanding, whereupon all Advances shall be consolidated and treated as a single Advance;

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorization of all Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than three (3) months, any Lender notifies the Agent by 11:00 a.m. (New York time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of three (3) months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. A Security Party shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by such Security Party under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may, with the consent of the Majority Lenders, select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 9(h) (Interest and Compensation) of that Master Agreement shall apply.

8	REPAYMENT, PREPAYMENT, REDUCTION AND CANCELLATION

8.1	Repayment of the Term Loan Facility. The Borrower shall repay each Term Loan Advance by:

(a)	equal consecutive quarterly repayment installments in an amount equal to 1/60 of such Term Loan Advance (equivalent to a 15 year loan profile), with the first repayment installment being payable on the last Business Day of the fiscal quarter falling immediately after the fiscal quarter in which the Drawdown Date in respect of the relevant Term Loan Advance occurred and the final such repayment installment being payable on the Maturity Date; and

(b)	a balloon installment (payable together with the final such quarterly repayment installment under Clause 8.1(a)) in an amount equal to the balance due on the Maturity Date in respect of such Term Loan Advance, provided that the 15 year loan profile shall be reduced by the age as of the Delivery Date of the relevant Firm Ship to be financed by that Term Loan Advance.

8.2	Reduction and repayment of Revolving Advance Commitment Limits.

(a)	Each Revolving Advance Commitment Limit shall be reduced by equal consecutive quarterly reductions in an amount equal to 1/60 of such Revolving Advance Commitment Limit (equivalent to a 15 year loan profile), with the first such reduction taking place on the last Business Day of the fiscal quarter falling immediately after the fiscal quarter of the Drawdown Date in respect of the Revolving Advance to which such Revolving Advance Commitment Limit relates and the final such reduction taking place on the Maturity Date, provided that the 15 year loan profile shall be reduced by the age as of the Delivery Date of the relevant Option Ship to be financed by that Revolving Advance.

(b)	On any day on which the outstanding amount of a Revolving Advance exceeds the amount of the related Revolving Advance Commitment Limit, the Borrower shall repay such Revolving Advance in an amount equal to such excess.

(c)	The Borrower shall repay all outstanding Revolving Advances on the Maturity Date.

8.3	Maturity Date. On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document and any Master Agreement.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay, without premium or penalty, the whole or any part of a Term Loan Advance or a Revolving Advance.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000 (or such lesser amount as the Agent may approve with the consent of the Majority Lenders);

(b)	the Agent has received from the Borrower at least three (3) Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any other Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any other Security Party has been complied with (which may be satisfied by the Borrower certifying that no consents are required and that no regulations need to be complied with); and

(d)	the Borrower has complied with Clause 8.17 on or prior to the date of prepayment.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Application of partial prepayment. Each partial prepayment made pursuant to Clause 8.4 shall be applied as directed by the Borrower to reduce pro rata each scheduled repayment of the relevant Term Loan Advance to be made pursuant to Clause 8.1(a) and/or each scheduled reduction of the relevant Revolving Advance Commitment Limit to be made pursuant to Clause 8.2(a).

8.9	Mandatory prepayment and reduction.

(a)	If a Firm Ship is sold or becomes a Total Loss, the Borrower shall prepay the outstanding amount of the Term Loan Advance relative to the Firm Ship which is to be sold and/or which has become a Total Loss:

(i)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

(b)	If an Option Ship or, as the case may be, an Approved Substitution Ship is sold or becomes a Total Loss, the Revolving Advance Commitment Limit in respect of such Ship shall be reduced by the outstanding amount of the Revolving Advance related to such Ship and the Borrower shall prepay the amount required under Clause 8.2(b);

(i)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

(c)	If a Change of Control occurs, the Borrower shall prepay the Loan in full on the date falling 60 days after the date the Change of Control occurred.

8.10	Amounts payable on prepayment. A voluntary prepayment under Clause 8.4 and a mandatory prepayment under Clause 8.9 shall be made together with accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 22.1(b), but without premium or penalty.

8.11	Reborrowing. Any amount repaid or prepaid:

(a)	in respect of the Revolving Credit Facility may be reborrowed during the Availability Period applicable to the Revolving Credit Facility; and

(b)	in respect of the Term Loan Facility may not be reborrowed.

8.12	Voluntary cancellation of Total Commitments. Subject to the conditions set forth in Clause 8.13, the Borrower may cancel the whole or any part of the Total Commitments without premium or penalty.

8.13	Conditions for voluntary cancellation of Total Commitments. The conditions referred to in Clause 8.12 are that:

(a)	a partial cancellation shall be in the amount of $1,000,000 or a multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least three (3) Business Days’ prior written notice specifying the amount to be cancelled and the date on which the cancellation is to take effect; and

(c)	the Borrower has complied with Clause 8.17 on or prior to the date of such cancellation.

8.14	Effect of notice of cancellation. The receipt by the Agent of a cancellation notice shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled on and as of the effective date stated in such notice. Any partial cancellation shall be applied against the Commitments of each Lender pro rata and the commitment fee referred to in Clause 21.1(a) on such cancelled portion shall cease to accrue.

8.15	Notification of notice of cancellation. The Agent shall notify the Lenders promptly upon receiving a cancellation notice.

8.16	Application of Commitment cancellations and reductions. All voluntary cancellations under Clause 8.12 and mandatory reductions under Clause 8.9(b) shall be applied to reduce future quarterly repayments under Clause 8.1 and/or reductions under Clause 8.2 on a pro rata basis (based on the then applicable amounts of such scheduled Term Loan Advance repayments or Revolving Advance Commitment Limit reductions).

8.17	Unwinding of Designated Transactions. On or prior to any repayment, prepayment, reduction or cancellation under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clauses 8.1 and 8.2.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of any Drawdown Notice, the Agent receives (to the extent not previously delivered to the Agent in connection with a previous Drawdown Notice):

(i)	the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent; and

(ii)	such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;

(b)	that, on the Drawdown Date in respect of an Advance for the acquisition of a Ship, but prior to the making of such Advance, the Agent receives or is satisfied that it will receive on the making of such Advance the documents described in Part B of Schedule 4 in form and substance satisfactory to it;

(c)	that, on or before the service of the first Drawdown Notice, the Agent receives any arrangement fee, bookrunning fee, accrued commitment fee and the first installment of the annual agency fee referred to in Clause 21.1 and has received payment of the expenses referred to in Clause 21.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date, which shall be true and correct as of such specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no Material Adverse Effect since December 31, 2012;

(e)	that, if the Collateral Maintenance Ratio were applied immediately following the making of such Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15;

(f)	that, in the case where the Borrower intends to replace an Option Ship with an Approved Substitution Ship, the Borrower has advised the Agent at least 10 Business Days prior to service of the Drawdown Notice for a Revolving Advance of its intention to replace an Option Ship with an Approved Substitution Ship (and has provided the Agent with all documents and information as may be reasonably required by the Agent); and

(g)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary:

(a)	except with respect to the circumstances described in Clause 9.2(b), if the Agent, with the consent of the Majority Lenders, permits an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that such conditions are satisfied within ten (10) Business Days after such Drawdown Date (or such longer period as the Agent with the consent of the Majority Lenders may specify); and

(b)	only if required under the terms of an Approved Acquisition Contract or another contract for the acquisition of a Ship, an Advance may be borrowed before the applicable conditions set forth in Clause 9.1 are satisfied and:

(i)	each Lender agrees to fund its Contribution on a day not more than five (5) Business Days prior to the Delivery Date of that Ship; and

(ii)	the Agent shall on the date on which the Advance is funded (or as soon thereafter as practicable) (A) preposition an amount equal to the aggregate principal amount of the Advance at a bank or other financial institution (the “Seller’s Bank”) satisfactory to the Agent, which funds shall be held at the Seller’s Bank in the name and under the sole control of the Agent or one of its Affiliates and (B) issue a SWIFT MT 199 or other similar communication (each such communication, a “Disbursement Authorization”) authorizing the release of such funds by the Seller’s Bank on the relevant Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of such Ship duly executed by the Seller and Borrower and countersigned by a representative of the Agent;

provided that if delivery of the Ship does not occur within five (5) Business Days after the scheduled Delivery Date, the funds held at the Seller’s Bank shall be returned to the Agent for further distribution to the Lenders.

For the avoidance of doubt, the parties hereto acknowledge and agree that:

(1)	the date on which the Lenders fund the Advance constitutes the Drawdown Date in respect of such Advance and all interest and fees thereon shall accrue from such date;

(2)	the Agent and the Lenders suspend fulfillment of the conditions precedent set forth in Schedule 4, Part B, Paragraphs 4 and 6 solely for the time period on and between such Drawdown Date and the relevant Delivery Date, and the Borrower acknowledges and agrees that fulfillment of such conditions precedent to the satisfaction of the Agent shall be required as a condition precedent to the countersignature by a representative of the Agent of the Protocol of Delivery and Acceptance referred to in Clause 9.2(b)(ii);

(3)	from the date the proceeds of the Advance are deposited at the Seller’s Bank to the Delivery Date (or, if delivery of the Ship does not occur within the time prescribed in the Disbursement Authorization, the date on which the funds are returned to the Agent for further distribution to the Lenders), the Borrower shall be entitled to interest on the Advance at the applicable rate, if any, paid by the Seller’s Bank for such deposited funds;

(4)	if the Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent and distributed to the Lenders, (i) the Borrower shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Agent and (ii) the relevant available Commitment will be increased by an amount equal to the aggregate principal amount of the Loan proceeds so returned; and

(5)	if the Borrower has instructed the Agent to convert the aggregate principal amount of the Advance borrowed into a currency other than Dollars for deposit with the Seller’s Bank and the relevant Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent for further distribution to the Lenders, the Agent shall convert the aggregate principal amount of funds so returned back into Dollars and if such funds are less than the Dollar amount of the aggregate principal amount of the Advance incurred on the relevant Drawdown Date, the Borrower shall immediately repay the difference and, in any event, the Borrower shall pay any and all fees, charges and expenses arising from such conversion.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower and each of the Guarantors jointly and severally represents and warrants to each Creditor Party as of the Effective Date and each Drawdown Date as follows.

10.2	Status. Each Security Party is:

(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation; and

(b)	duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, and there are no proceedings or actions pending or contemplated by any Security Party, or to the knowledge of the Borrower or any Guarantor contemplated by any third party, seeking to adjudicate such Security Party a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

10.3	Company power; consents. Each Security Party has the capacity and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)	it to execute each Finance Document and each Master Agreement to which it is or is to become a party;

(c)	it to execute the Approved Acquisition Contract to which it is a party, to purchase and pay for the relevant Ship under such Approved Acquisition Contract and register the relevant Ship in its name under an Approved Flag;

(d)	it to comply with its obligations under the Charter, each Finance Document and each Master Agreement to which it is or is to become a party;

(e)	it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is or is to become a party;

(f)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and

(g)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the Master Agreements or the remedies in respect of the Collateral pursuant to the Finance Documents or the Master Agreements to which it is a party, except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Title.

(a)	Each Security Party owns (i) in the case of owned real property, good and marketable fee title to and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.

(b)	No Security Party has created or is contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, except for Permitted Security Interests, and except as provided in this Agreement no Security Party is restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.

(c)	Each Guarantor has received (or will receive on the Delivery Date) all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected (or will duly effect on the Delivery Date) all recordings, filings and other actions necessary to establish, protect and perfect such Guarantor’s right, title and interest in and to the Ship owned or to be owned by it and other properties and assets (or arrangements for such recordings, filings and other actions acceptable to the Agent shall have been made).

10.6	Legal validity; effective first priority Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)	the Finance Documents and the Master Agreements to which each Security Party is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Security Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	the Finance Documents to which each Security Party is a party, create or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding first priority Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.

10.7	No third party Security Interests. Without limiting the generality of Clauses 10.5 and 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the relevant Security Party will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution and delivery of each Finance Document and each Master Agreement, the borrowing of each Advance, and compliance with each Finance Document and each Master Agreement, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of any Security Party; or

(c)	any contractual or other obligation or restriction which is binding on any Security Party or any of its assets.

10.9	Status of Secured Liabilities. The Secured Liabilities constitute direct, unconditional and general obligations of each Security Party and rank (a) senior to all subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other Financial Indebtedness of each Security Party.

10.10	Taxes.

(a)	Based solely on the IRS Form W-8BEN, W-8ECI or W-8IMY (or any subsequent versions thereof or successors thereto) of each Lender (which the Borrower shall confirm receipt thereof), all payments which a Security Party is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction applicable as of the Effective Date.

(b)	Each Security Party has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:

(i)	which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or of criminal liability; or

(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on the financial condition of such Security Party.

The charges, accruals, and reserves on the books of each Security Party respecting taxes are adequate in accordance with IFRS.

(c)	No material claim for any tax has been asserted against a Security Party by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.

(d)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.

(f)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

(g)	It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.

10.11	No default. No Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on a Security Party or any of its assets and which may have a Material Adverse Effect on the ability of a Security Party to perform its obligations under the Finance Documents to which it is or is to be a party.

10.12	Information. All financial statements, information and other data furnished by or on behalf of a Security Party to any of the Creditor Parties:

(a)	was complete and at the time it was given true and accurate in all material respects;

(b)	such financial statements, if any, have been prepared in accordance with IFRS and, except as disclosed to the SEC and/or the New York Stock Exchange, accurately and fairly represent the financial condition of such Security Party as of the date or respective dates thereof and the results of operations of such Security Party for the period or respective periods covered by such financial statements;

(c)	there are no other facts or matters the omission of which would have made or make any such information false or misleading;

(d)	there has been no material adverse change in the financial condition, operations or business prospects of any Security Party since the date on which such information was provided other than as previously disclosed to the Agent in writing which might reasonably be expected to have a Material Adverse Effect; and

(e)	none of the Security Parties has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

10.13	No litigation. No legal or administrative action involving a Security Party (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code or any Environmental Law) has been commenced or taken by any person, or, to the Borrower’s or any Guarantor’s knowledge, is likely to be commenced or taken which, in either case and if adversely determined, would be likely to have a material adverse effect on the business, assets or financial condition of a Security Party or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

10.14	Intentionally omitted.

10.15	ISM Code and ISPS Code compliance. Each Guarantor has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in

connection with the Ship owned or to be owned by it and its operation and will be or will cause such Ship and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

10.16	Validity and completeness of Approved Acquisition Contracts and Charters.

(a)	Each Approved Acquisition Contract constitutes valid, binding and enforceable obligations of the Borrower or the Guarantor party thereto in accordance with its terms and:

(i)	the copy of such Approved Acquisition Contract delivered to the Agent is a true and complete copy; and

(ii)	no amendments or additions to such Approved Acquisition Contract have been agreed nor has the Borrower or the Guarantor party thereto waived any of their respective rights under such Approved Acquisition Contract.

(b)	Each Charter constitutes valid, binding and enforceable obligations of the Guarantor party thereto in accordance with its terms and:

(i)	the copy of such Charter delivered to the Agent is a true and complete copy; and

(ii)	no amendments or additions to such Charter have been agreed nor has the Guarantor party thereto waived any of its rights under such Charter.

10.17	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower or any of its subsidiaries or Affiliates or any third party in connection with the relevant Approved Acquisition Contract, other than as provided in such Approved Acquisition Contract and disclosed to the Agent in writing.

10.18	Compliance with law; Environmentally Sensitive Material. Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of any Security Party, or affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)	the operations and properties of each of the Security Parties comply with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each of the Security Parties and each of the Security Parties is in compliance in all material respects with all such Environmental Permits; and

(b)	none of the Security Parties has been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

10.19	Ownership structure.

(a)	All of the Equity Interests of the Borrower have been validly issued, are fully paid and non-assessable.

(b)	All of the Equity Interests of each Guarantor have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests other than Permitted Security Interests and are owned beneficially and of record by the Borrower.

(c)	None of the Equity Interests of any Guarantor are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which any of the Guarantors is a party requiring, and there are no Equity Interests of any Guarantor outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of any of the Guarantors or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of the Guarantors.

10.20	Pension plans. None of the Guarantors or the Borrower maintains any Plan, Multiemployer Plan or Foreign Pension Plan.

10.21	Margin stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.22	Investment company, public utility, etc. The Borrower is not:

(a)	an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or

(b)	a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.

10.23	Asset control.

(a)	The Borrower is not a Prohibited Person, is not owned or controlled by, or, to the best of its knowledge, acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and does not own or control a Prohibited Person;

(b)	No proceeds of any Advance shall be made available, directly or, to the best of the Borrower’s knowledge, indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

10.24	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of an Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that:

(a)	it is acting for its own account;

(b)	it will use the proceeds of such Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and

(c)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

10.25	Ships. As of the relevant Delivery Date, each Ship will be:

(a)	in the sole and absolute ownership of a Guarantor and duly registered in such Guarantor’s name under the law of an Approved Flag, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and as permitted thereby;

(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;

(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with;

(d)	in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and

(e)	managed by an Approved Manager pursuant to an Approved Management Agreement.

10.26	Place of business. For purposes of the UCC, each Security Party has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

9, Boulevard Charles III

Monaco 98000

None of the Security Parties has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America, other than its representative office at:

150 East 58th Street

New York, New York 10155

10.27	Solvency. In the case of the Borrower and each of the Guarantors:

(a)	the sum of its assets, at a fair valuation, does and will exceed its liabilities (including guarantees), including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities;

(b)	the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities, as they mature;

(c)	it does not and will not have unreasonably small working capital with which to continue its business; and

(d)	it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.

10.28	Borrower’s business; Guarantors’ business. From the date of its incorporation until the date hereof, neither the Borrower nor any of the Guarantors has conducted any business other than in connection with, or for the purpose of, owning, chartering and operating the Ships.

10.29	Immunity; enforcement; submission to jurisdiction; choice of law.

(a)	Each Security Party is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by each Security Party of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)	No Security Party or any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.

(c)	It is not necessary under the laws of any Security Party’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by the any Security Party of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in such Security Party’s jurisdiction of incorporation or formation.

(d)	Other than the recording of each Mortgage in accordance with the laws of an Approved Flag and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Pertinent Jurisdiction.

(e)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

(f)	Under the law of each Security Party’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.

(g)	The submission by the Security Parties to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 32.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 32.2(d) will be effective to confer personal jurisdiction over the Security Parties in such courts.

10.30	Repetition.

(a) The representations and warranties set out in this Clause 10 are deemed to be repeated both on the date of each Drawdown Notice and at each Drawdown Date.

(b) The representations and warranties set out in Clauses 10.1, 10.2, 10.4, 10.5, 10.6, 10.8, 10.9, 10.11, 10.12, 10.13, 10.18, 10.19, 10.20, 10.22, 10.23, 10.24, 10.25, 10.26, 10.27 and 10.28 are deemed to be repeated on each interest rollover date.

11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS

11.1	Affirmative covenants. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Performance of obligations. Each Security Party shall duly observe and perform its obligations under each Charter and each Finance Document and Master Agreement to which it is or is to become a party.

(b)	Notification of defaults (etc). The Borrower shall promptly notify the Agent, upon becoming aware of the same, of:

(i)	the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which, if adversely determined, is reasonably likely to materially adversely affect any Security Party’s ability to perform its obligations under a Charter and each Finance Document and Master Agreement to which it is or is to become a party;

(ii)	any default by any party to a Charter; and

(iii)	any damage or injury caused by or to a Ship in excess of $5,000,000.

(c)	Confirmation of no default. The Borrower will, within three (3) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Borrower and which states that:

(i)	no Event of Default or Potential Event of Default has occurred; or

(ii)	no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 33% of the Loan or (if no Advances have been made) Commitments exceeding 33% of the Total Commitments, and this Clause 11.1(c) does not affect the Borrower’s obligations under Clause 11.1(b).

(d)	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any other Security Party, the Approved Manager or any Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document or Master Agreement.

(e)	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(i)	the Borrower, the Guarantors or any of the Borrower’s other subsidiaries; or

(ii)	any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee, any Lender or any Swap Bank at any time.

(f)	Books of record and account; separate accounts.

(i)	Each of the Borrower and the Guarantors shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of the Borrower and the Guarantors in accordance with IFRS, and the Agent shall have the right to examine the books and records of each of the Borrower and the Guarantors wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done without undue interference with the day to day business operations of the Borrower or the Guarantors, as the case may be.

(ii)	Each of the Borrower and the Guarantors shall keep separate accounts and shall not co-mingle assets with each other except for funds held in the Earnings Account or any other person.

(g)	Financial reports. Whether or not the Borrower is then subject to Sections 13(a) or 15(d) of the Exchange Act, the Borrower shall prepare and deliver to the Agent:

(i)	as soon as reasonably practicable and in any event within 120 days after the end of each Fiscal Year, an annual report on Form 20-F (or any successor form) containing the audited consolidated financial and other information required to be contained therein for such Fiscal Year (including a balance sheet and a statement of profit and loss and cash flow for such Fiscal Year);

(ii)	as soon as reasonably practicable and in any event within 60 days after the end of each quarter of each Fiscal Year, quarterly reports on Form 6-K (or any successor form) containing unaudited consolidated financial statements for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding Fiscal Year);

(iii)	a Compliance Certificate together with the quarterly reports that the Borrower delivers in (ii) above;

(iv)	as soon as reasonably practicable and in any event within 90 days after the end of each Fiscal Year, cash flow projections (including a balance sheet and a statement of profit and loss and cash flow) for the Borrower and its subsidiaries (on a consolidated basis) for the following three consecutive calendar years; and

(v)	such other financial statements (including without limitation details of all off-balance sheet and time charter hire commitments), annual budgets and projections as may be reasonably requested by the Agent, each to be in such form as the Agent may reasonably request;

provided that the Borrower will be deemed to have furnished to the Agent such reports and information referred to in (i) and (ii) above if the Borrower has filed such reports and information with the SEC via the EDGAR system (or any successor system) and such reports and information are publicly available.

(h)	Appraisals of Fair Market Value. The Borrower shall procure and deliver to the Agent two written appraisal reports setting forth the Fair Market Value of each Ship as follows:

(i)	at the Borrower’s expense, for inclusion with each Compliance Certificate required to be delivered together with the second quarterly and the annual financial statements that the Borrower delivers under Clause 11.1(g)(i) and (ii); and

(ii)	at the Lenders’ expense, at all other times upon the request of the Agent and the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case the Borrower shall procure it at its expense as often as requested.

(i)	Taxes. Each Security Party shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or criminal liability, or (ii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or to affect the legality, validity, binding effect or enforceability of the Finance Documents.

(j)	Consents. Each Security Party shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of all of its obligations under any Charter and each Finance Document to which it is or is to become a party, and shall deliver a copy of all such consents to the Agent promptly upon its request.

(k)	Compliance with applicable law. Each Security Party shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a material adverse effect on the financial condition of such Security Party or affect the legality, validity, binding effect or enforceability of any Charter and each Finance Document to which it is or is to become a party.

(l)	Existence. Each Security Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.

(m)	Conduct of business.

(i)	The Borrower shall conduct business only in connection with, or for the purpose of, managing, chartering and operating the Ships and other vessels and directly or indirectly owning the Equity Interests of each of the Guarantors and other vessel owning companies.

(ii)	Each Guarantor shall conduct business only in connection with, or for the purpose of, owning , managing, chartering and operating the Ship owned by it.

(iii)	Each Security Party shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents.

(n)	Properties.

(i)	Except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of a Security Party or affect the legality, validity, binding effect or enforceability of the Finance Documents, each Security Party shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(ii)	Each Security Party shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its business.

(iii)	Each Security Party shall conduct its business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.

(o)	Loan proceeds. The Borrower shall use the proceeds of each Advance solely to (i) partially finance the acquisition of a Ship and (ii) in the case of a Revolving Advance, for general corporate and working capital purposes.

(p)	Intentionally omitted.

(q)	Pollution liability. Each Security Party shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.

(r)	Subordination of loans. Each Security Party shall cause all loans made to it by any Affiliate and all sums and other obligations (financial or otherwise) owed by it to any Affiliate to be fully subordinated to all Secured Liabilities.

(s)	Asset control. The Borrower shall to the best of its knowledge and ability ensure that:

(i)	it is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and does not own or control a Prohibited Person; and

(ii)	no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(t)	Money laundering. The Borrower shall to the best of its knowledge and ability comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

(u)	Pension Plans. Promptly upon the institution of a Plan, a Mulitemployer Plan or a Foreign Pension Plan by the Borrower or any Guarantor, the Borrower shall furnish or cause to be furnished to the Agent written notice thereof and, if requested by the Agent or any Lender, a copy of such Plan, Mulitemployer Plan or Foreign Pension Plan.

(v)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Security Party under or in connection with any Finance Document shall be true and not misleading and shall not omit any material fact or consideration.

(w)	Shareholder and creditor notices. The Borrower shall send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to its (i) shareholders or any class of them or (ii) creditors generally.

(x)	Maintenance of Security Interests. Each of the Borrower and the Guarantors shall:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)	without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become reasonably necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

(y)	“Know your customer” checks. If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or any other Security Party, after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(z)	NYSE listing. The Borrower shall maintain its listing on the New York Stock Exchange.

(aa)	Further assurances. From time to time, at its expense, the Borrower and each of the Guarantors shall duly execute and deliver to the Agent such further documents and assurances as the Majority Lenders or the Agent may reasonably request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

11.2	Negative covenants. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Security Interests. None of the Guarantors shall create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests.

(b)	Sale of assets; merger. No Security Party shall sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) provided that a Guarantor may sell the Ship owned by it pursuant to the terms of this Agreement.

(c)	No contracts other than in ordinary course of business. None of the Borrower or the Guarantors shall enter into any transactions or series of related transactions with third parties other than in the ordinary course of its business.

(d)	Affiliate transactions. None of the Borrower or the Guarantors shall enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to such Borrower or Guarantor as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate.

(e)	Change of business.

(i)	The Borrower shall not change the nature of its business or commence any business other than in connection with, or for the purpose of managing, chartering and operating the Ships and other vessels and directly or indirectly owning the Equity Interests of each of the Guarantors and other subsidiaries.

(ii)	None of the Guarantors shall change the nature of its business or commence any business other than in connection with, or for the purpose of, owning, managing, chartering and operating the Ship owned by it.

(f)	Negative pledge. The Borrower shall not permit any pledge or assignment of a Guarantor’s Equity Interests except in favor of the Security Trustee to secure the Secured Liabilities.

(g)	Increases in capital. The Borrower shall not permit an increase of a Guarantor’s capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.

(h)	Financial Indebtedness; Trade payables.

(i)	None of the Guarantors shall incur any Financial Indebtedness other than in respect of: (A) the Loan, (B) the Swap Exposure, (C) Financial Indebtedness existing on the Effective Date which has been disclosed to and approved by the Majority Lenders in writing and (D) subject to Clause 11.1(r), loans made to a Guarantor by any Affiliate, parent or subsidiary.

(ii)	None of the Guarantors shall incur unsecured trade credit exceeding $1,750,000 on its Ship at any time.

(i)	Dividends. If an Event of Default or a Potential Event of Default has occurred and is continuing, or if an Event of Default or a Potential Event of Default would result therefrom, or if the Borrower is not in compliance with any of the covenants in Clause 12 hereof or any payment of dividends or any form of distribution or return of capital would result in the Borrower not being in compliance with any of the covenants in Clause 12 , none of the Borrower or the Guarantors shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes.

(j)	Intentionally omitted.

(k)	Internal charters. None of the Guarantors shall enter into any demise, time or consecutive voyage charter in respect of the Ship owned by it with another Guarantor or any Affiliate of the Borrower as charterer under that charter.

(l)	Loans and investments. None of the Borrower or the Guarantors shall make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise unless (i) after giving effect to any such transaction, the Borrower will be in compliance with the financial covenants set out in Clause 12 and (ii) no Event of Default exists at the time of such transaction or would result therefrom.

(m)	Acquisition of capital assets. None of the Guarantors shall acquire any capital assets (including any vessel other than a Ship) by purchase, charter or otherwise, provided that for the avoidance of doubt nothing in this Clause 11.2(m) shall prevent or be deemed to prevent ordinary upgrades or maintenance works being made to a Ship.

(n)	Sale and leaseback. None of the Guarantors shall enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

(o)	Changes to Fiscal Year and accounting policies. None of the Borrower or the Guarantors shall change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with IFRS or pursuant to the requirements of applicable laws or regulations.

(p)	Jurisdiction of incorporation or formation; Amendment of constitutional documents. None of the Borrower or the Guarantors shall change the jurisdiction of its incorporation or formation. None of the Guarantors shall amend its constitutional documents. The Borrower shall not amend its constitutional documents in any manner that would adversely affect its obligations under this Agreement or any other Finance Document to which it is a party.

(q)	Sale of Ship. No Guarantor shall consummate the sale of its Ship without paying or causing to be paid all amounts due and owing in connection with the financing of such Ship under this Agreement and the other Finance Documents prior to or simultaneously with the consummation of such sale.

(r)	Change of location. None of the Borrower or the Guarantors shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.

(s)	Financial Support. None of the Guarantors shall procure any financial support (including contingent support) other than:

(i)	financial support incurred pursuant to this Agreement or Financial Indebtedness permitted under Clause 11.2(h);

(ii)	existing financial support which is outstanding on the Effective Date and has been disclosed to the Agent in writing; or

(iii)	financial support approved in writing by the Majority Lenders.

(t)	Change of place of business. None of the Borrower or the Guarantors shall change the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

12	FINANCIAL COVENANTS

12.1	General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

12.2	Maximum leverage. The Borrower shall maintain a ratio of Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00, to be tested on the last day of each fiscal quarter.

12.3	Minimum Consolidated Tangible Net Worth. The Borrower shall maintain a Consolidated Tangible Net Worth of not less than $150,000,000 plus:

(a)	25% of the Borrower’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after July 1, 2010; and

(b)	50% of the value of the Equity Proceeds realized from any issuance of Equity Interests in the Borrower occurring on or after July 1, 2010.

12.4	Minimum interest coverage. The Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense (excluding any commitment fees on the undrawn parts of the Total Commitments) equal to or greater than:

(a)	from the date of this Agreement up to (and including) September 30, 2013, 2.00 to 1.00; and

(b)	at all other times thereafter, 2.50 to 1.00.

Such ratio shall be calculated quarterly on a trailing four quarter basis.

12.5	Minimum liquidity. The Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any bank, of not less than the greater of (a) $25,000,000 and (b) 5% of Consolidated Funded Debt (the “Minimum Liquidity”), provided that 50% of the Minimum Liquidity shall at all times consist of cash.

12.6	Material changes in IFRS requirements. If, at any time after the Effective Date, the IFRS requirements materially change so as to impact the financial covenants set out in Clauses 12.2, 12.3, 12.4 and 12.5, the Borrower shall notify the Agent and the Lenders and, if agreed between the Borrower and the Lenders, this Agreement shall be amended and/or supplemented to reflect these changes.

13	MARINE INSURANCE COVENANTS

13.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

13.2	Maintenance of obligatory insurances. Each Guarantor shall keep or cause to keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery, freight and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Guarantor to insure and which are specified by the Security Trustee by notice to that Guarantor.

13.3	Terms of obligatory insurances. Each Guarantor shall affect such insurances in respect of the Ship owned by it:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	when aggregated with the insured values of the other Ships then financed under this Agreement, 110% of the Loan; and

(ii)	the Fair Market Value of the Ship owned by it;

provided that, not less than 80% of the insured value established pursuant to (i) or (ii) above shall be on a hull and machinery basis;

(c)	in the case of oil pollution liability risks and protection and indemnity war risks (in excess of the amount for war risk hull), in each case for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (in the case of oil pollution liability risks, currently U.S.$ 1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Guarantor shall procure that the obligatory insurances affected by it shall:

(a)	subject always to paragraph (b), name that Guarantor as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Guarantor and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as first priority mortgagee and loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Guarantor fails to do so.

13.5	Renewal of obligatory insurances. Each Guarantor shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Guarantor proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Guarantor shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to affect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Insurance Assignment for that Guarantor’s Ship;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Guarantor or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. Each Guarantor shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by the protection and indemnity association, but only if and when so requested by the Agent, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the relevant Security Party in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies. Each Guarantor shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Guarantor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Guarantor shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. No Guarantor shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Guarantor shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Guarantor shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Guarantor shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. No Guarantor shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. No Guarantor shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Guarantor shall do all things necessary and provide all documents, evidence and information (including, without limitation, a written confirmation from the relevant insurers, to be issued within 120 days after the Total Loss Date, that the claim in respect of the Total Loss has been accepted in full by such insurers) to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. Each Guarantor shall provide the Security Trustee, at the time of each such communication, copies of all material written communications between that Guarantor and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Guarantor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Guarantor and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, each Guarantor shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and that Guarantor shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew (i) mortgagee’s interest marine insurance, (ii) mortgagee’s interest additional perils insurance and/or (iii) mortgagee’s political risks/rights insurance in such amounts (not to exceed 110% of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower and the Guarantors, jointly and severally, shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Security Trustee may and, on instruction of the Majority Lenders, shall review, at the expense of the Borrower, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent or the Majority Lenders significant and capable of affecting the relevant Security Party or a Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Security Party may be subject.)

13.18

Modification of insurance requirements. The Security Trustee shall notify the Borrower and the Guarantors of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider necessary in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Guarantors as an amendment to this Clause 13 and shall bind the Borrower and the Guarantors accordingly.

13.19	Compliance with instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Security Party implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	SHIP COVENANTS

14.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

14.2	Ship’s name and registration. Each Guarantor shall:

(a)	keep the Ship owned by it registered in its name under the law of an Approved Flag;

(b)	not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and

(c)	not change the name or port of registry on which such Ship was registered when it became subject to a Mortgage.

14.3	Repair and classification. Each Guarantor shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for that Ship with the Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Ship is registered or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification Society instructions. Each Guarantor shall instruct the Classification Society referred to in Clause 14.3(b):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, copies of all original class records held by the Classification Society in relation to that Guarantor’s Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Guarantor and the Ship owned by it either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise;

(c)	to notify the Security Trustee immediately in writing if the Classification Society:

(i)	receives notification from that Guarantor or any other person that that Ship’s Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a condition of class or a recommendation (in each case affecting class), or a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Guarantor’s or that Ship’s membership of the Classification Society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Guarantor is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)	if that Guarantor is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

14.5	Modification. No Guarantor shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or is reasonably likely to materially negatively alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts. No Guarantor shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Ship, the property of that Guarantor and subject to the security constituted by a Mortgage, provided that a Guarantor may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys. Each Guarantor, at its sole expense, shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, at that Guarantor’s sole expense, with copies of all survey reports.

14.8	Inspection. Each Guarantor shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Borrower and the Guarantors) to board the

Ship owned by it at all reasonable times (but before the occurrence and during the continuance of an Event of Default not more than once per year) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The Security Trustee shall use reasonable efforts to ensure that the operation of that Ship is not adversely affected as a result of such inspections.

14.9	Prevention of and release from arrest. Each Guarantor shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other accounts payable whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon (and in any event not more than 90 days after) receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Guarantor shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Guarantor shall:

(a)	comply, or procure compliance with, all laws or regulations:

(i)	relating to its business generally; or

(ii)	relating to the ownership, employment, operation and management of the Ship owned by it,

including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(b)	without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code; all Environmental Laws and all Sanctions; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given (after consultation with its insurance advisors) and that Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. Each Guarantor shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to that Ship’s master and crew;

(c)	any material expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	that Guarantor’s, the Approved Manager’s and that Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter and charter guarantee relating to that Ship and copies of that Guarantor’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. Each Guarantor shall immediately notify the Security Trustee by fax or Email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any Security Interest on that Ship or the Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any material Environmental Claim made against that Guarantor or in connection with the Ship owned by it, or any material Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Guarantor, the Approved Manager or otherwise in connection with the Ship owned by it which may result in the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to that Ship, the relevant Guarantor or, as the case may be, the Approved Manager; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that Guarantor shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Guarantor’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. No Guarantor shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	other than as disclosed to the Agent, enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 24 months;

(c)	enter into any charter in relation to that Ship under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Management Agreement;

(f)	de-activate or lay up that Ship;

(g)	change the Classification Society; or

(h)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on that Ship or the Earnings for the cost of such work or for any other reason.

14.14	Copies of Charters; Charter Assignment; Earnings Assignment. Provided that all approvals necessary under Clause 14.13 have been previously obtained, each Guarantor shall:

(a)	furnish promptly to the Agent a true and complete copy of any Charter for the Ship owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof;

(b)	in respect of any such Charter, execute and deliver to the Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Charter Assignment in the form required thereby; and

(c)	in respect of any contract for the employment of that Ship for a term which is or which by virtue of any optional extensions therein contained would be reasonably likely to be of less than 24 months duration, execute and deliver to the Agent an Earnings Assignment.

14.15	Notice of Mortgage. Each Guarantor shall keep the Mortgage registered against the Ship owned by it as a valid first priority or preferred mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Guarantor to the Security Trustee.

14.16	Sharing of Earnings. No Guarantor shall enter into any agreement or arrangement for the sharing of any Earnings.

14.17	ISPS Code. Each Guarantor shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	COLLATERAL MAINTENANCE RATIO

15.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

15.2	Collateral Maintenance Ratio. If, at any time, the Agent notifies the Borrower that:

(a)	the aggregate Fair Market Value of the Ships; plus

(b)	the net realizable value of any additional Collateral previously provided under this Clause 15,

is below 140 percent of the aggregate of the Loan (such ratio being the “Collateral Maintenance Ratio”), the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrower to comply with the requirements of Clause 15.3.

15.3	Provision of additional Collateral; prepayment. If the Agent serves a notice on the Borrower under Clause 15.2, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling one (1) month after the date on which the Agent’s notice is served under Clause 15.2 (the “Prepayment Date”) unless at least one (1) Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional Collateral which, in the opinion of the Majority Lenders, has a net realizable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorization of the Majority Lenders, approve or require.

15.4	Suitability of additional Collateral. Any additional Collateral proposed under Clause 15.3 shall be reasonably satisfactory to the Majority Lenders, it being understood and agreed that a vessel meeting the requirements of an Approved Substitution Ship and cash comprised of Dollars shall be deemed satisfactory by the Majority Lenders.

15.5	Valuation of additional Collateral. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of cash comprised of Dollars shall be valued at par.

15.6	Valuations binding. Any valuation under Clause 15.3 or 15.5 shall be binding and conclusive as regards the Borrower and the Guarantors, as shall be any valuation which the Majority Lenders make of any additional Collateral which does not consist of or include a vessel.

15.7	Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.5 with any information which the Agent or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

15.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3.

16	GUARANTEE

16.1	Guarantee and indemnity. In order to induce the Lenders to make the Loan to the Borrower, and to induce the Swap Banks to enter into Designated Transactions with the Borrower, each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees, as a primary obligor and not merely as a surety, to each Creditor Party, the punctual payment and performance by the Borrower when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrower, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”). Notwithstanding the foregoing, “Guaranteed Obligations”, with respect to any Guarantor, shall not include any Excluded Swap Obligations of such Guarantor;

(b)	undertakes with each Creditor Party that whenever the Borrower does not pay any Guaranteed Obligation when due, such Guarantor shall immediately on demand pay that Guaranteed Obligation as if it were the primary obligor; and

(c)	indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (i) if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal or (ii) by operation of law as a consequence of the transactions contemplated by the Finance Documents and the Master Agreements. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover.

16.2	Continuing guarantee. This guarantee:

(a)	is a continuing guarantee;

(b)	constitutes a guarantee of punctual performance and payment and not merely of collection;

(c)	is joint and several with any other guarantee given in respect of the Guaranteed Obligations and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Obligations;

(d)	shall remain in full force and effect until the later of the termination of the Total Commitments and the payment and performance in full of the Guaranteed Obligations and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and

(e)	shall be binding upon each Guarantor, its successors and permitted assigns.

16.3	Performance of Guaranteed Obligations; obligations pari passu.

(a)	Each Guarantor agrees that the Guaranteed Obligations will be performed and paid strictly in accordance with the terms of the relevant Finance Document or Master Agreement regardless of any law or regulation or order of any court:

(i)	affecting (A) any term of such Finance Document or Master Agreement or the rights of any of the Creditor Parties with respect thereto or (B) the Borrower’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or

(ii)	which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower.

(b)	The obligations of each Guarantor under this guarantee shall rank pari passu with all other unsecured obligations of such Guarantor.

16.4	Reinstatement. If any payment of any of the Guaranteed Obligations is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Security Party or otherwise:

(a)	this guarantee shall continue to be effective or be reinstated, and the liability of each Guarantor hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Creditor Party shall be entitled to recover the value or amount of that payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

16.5	Liability absolute and unconditional. The obligations of each Guarantor under this Clause 16 shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);

(e)	any amendment to or replacement of a Finance Document, a Master Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document, any Master Agreement or any other document or security;

(g)	any bankruptcy, insolvency or similar proceedings; or

(h)	any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.

16.6	Waiver of promptness, etc. Each of the Guarantors hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this guarantee and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.

16.7	Waiver of revocation, etc. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this guarantee.

16.8	Waiver of certain defenses. Each Guarantor hereby unconditionally and irrevocably waives:

(a)	any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and

(b)	any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

16.9	Waiver of disclosure, etc. Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the Guarantors any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.

16.10	Immediate recourse. Each Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document or Master Agreement to the contrary.

16.11	Acknowledgment of benefits. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in this Clause 16 are knowingly made in contemplation of such benefits.

16.12	Independent obligations. The obligations of each Guarantor under or in respect of this guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrower or any other Security Party under or in respect of the Finance Documents and the Master Agreements, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against the Borrower or any other Security Party or whether the Borrower or any other Security Party is joined in any such action or actions.

16.13	Deferral of Guarantors’ rights. Until the Guaranteed Obligations have been irrevocably paid and performed in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Security Party;

(b)	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents, the Master Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents or the Master Agreements by any Creditor Party.

16.14	Limitation of liability. Each of the Guarantors and the Creditor Parties hereby confirms that it is its intention that the Guaranteed Obligations not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Guarantors and the Creditor Parties hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

16.15	Reliance of Creditor Parties. Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.

16.16	Release of a Guarantor and of Guarantors’ right of contribution. Upon the sale of its Ship in accordance with the terms of this Agreement, a Guarantor shall be released as a guarantor hereunder and in respect of its obligations under the other Finance Documents to which it is a party. Provided that no Event of Default has occurred and is continuing, or would result therefrom, and that no payment is then due from that Guarantor under any of the Finance Documents to which it is a party, upon the written approval of the Agent (acting with the consent of the Majority Lenders, such consent not to be unreasonably withheld), such Guarantor shall be deemed a retiring guarantor (in such capacity, a “Retiring Guarantor”) and shall cease to be a Guarantor hereunder and released from its obligations hereunder and under the other Finance Documents, and on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

16.17	Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Security Party to honor all of its obligations under this guarantee in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall be liable under this Clause 16.17 only for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 16.17, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Clause 16.17 shall remain in full force and effect until such Qualified ECP Guarantor is released pursuant to Clause 16.16. Each Qualified ECP Guarantor intends that this Clause 16.17 constitute, and this Clause 16.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

17	PAYMENTS AND CALCULATIONS

17.1	Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11:00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by another Security Party to the Agent or any Lender, to Account No. 300030007278532 maintained at Nordea Bank Finland Plc, New York Branch located at 437 Madison Avenue, New York, New York 10022, USA, ABA No. 026010786, SWIFT ID No. NDEAUS3N, Attention: Credit Administration Department re: Scorpio Tankers Inc., or to such other account with such other bank as the Agent may from time to time notify to the Borrower, the other Security Parties and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2	Payment on non-Business Day. If any payment by a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty, as applicable, pro rata to the amount in that category which is due to it.

17.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

17.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

17.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8	Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.11	Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrower or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18	APPLICATION OF RECEIPTS

18.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii), (iii), (iv) and (v) (including, but without limitation, all amounts payable by the Borrower under Clauses 21, 22 and 23 of this Agreement or by the Borrower or any other Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	second, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents;

(iii)	third, in or towards satisfaction pro rata of any and all amounts of principal payable to the Lenders under this Agreement;

(iv)	fourth, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to each Swap Counterparty (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 9(h) (Interest and Compensation) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 18); and

(v)	fifth, in or towards satisfaction of the Swap Exposure of each Swap Counterparty (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrower, the other Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)	THIRD: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

Notwithstanding the foregoing, no amount received from any Guarantor in respect of its Guaranteed Obligations shall be applied to any Excluded Swap Obligations.

18.2	Variation of order of application. The Agent may, with the authorization of the Majority Lenders and the Swap Counterparties, by notice to the Borrower, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories (save that any variation which results in any of the sums referred to in Clauses 18.1(a)(iv) and 18.1(a)(v) ranking prior to any of the sums referred to in Clauses 18.1(a)(i), 18.1(a)(ii) and 18.1(a)(iii) shall require instead the authorization of all Lenders).

18.3	Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

18.5	Payments in excess of Contribution.

(a)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)	The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(c)	Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

(d)	Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

19	APPLICATION OF EARNINGS

19.1	General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

19.2	Payment of Earnings. The Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to ensure that subject only to the provisions of any Charter Assignment or Earnings Assignment, all Earnings of each Ship are paid to the Earnings Account.

19.3	Use of proceeds in Earnings Account. Unless and until an Event of Default occurs and/or the Agent notifies the Borrower to the contrary, the Earnings of each Ship shall be freely available to the Borrower and each of the Guarantors.

19.4	Intentionally omitted.

19.5	Intentionally omitted.

19.6	Location of accounts. The Borrower and each of the Guarantors, as the case may be, shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account, and without limiting the foregoing, the Borrower and each of the Guarantors agree to segregate the Earnings Account from the banking platform on which their other accounts are located or designated; and

(b)	execute any documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

19.7	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.8	Borrower’s obligations unaffected. The provisions of this Clause 19 (as distinct from a distribution effected under Clause 19.5) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

20	EVENTS OF DEFAULT

20.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any other Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document or, only in the case of sums payable on demand, within five (5) Business Days after the date when first demanded, provided that if such failure to pay a sum when due is solely the result of an administrative or technical error, it shall not constitute an Event of Default unless such failure continues unremedied for more than three (3) Business Days from the occurrence thereof; or

(b)	any breach occurs of any of Clauses 8.9, 9.2(a), 11.2(b), 11.2(e), 11.2(o), 13 or 15.3; or

(c)	any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b), (d), (e) or (n) of this Clause 20.1) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	subject to any applicable grace period specified in a Finance Document, any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b), (c) or (e) of this Clause 20.1); or

(e)	any representation, warranty or statement made or repeated by, or by an officer or director of, the Borrower or any other Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Security Party under any contract or agreement (other than the Finance Documents) to which such Security Party is a party and the value of which is or exceeds $10,000,000 in the aggregate, and such event of default has not been cured within any applicable grace period;

(g)	any Financial Indebtedness of a Security Party in excess of $10,000,000 in the aggregate is not paid when due (or if there is a grace period, within such grace period) or, only in the case of sums payable on demand, when first demanded, except for any such Financial Indebtedness which is being contested by such Security Party in good faith and through appropriate proceedings for which adequate reserves in accordance with IFRS have been established and maintained on the books and records of the applicable Security Party, and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of the Ship; or

(h)	any Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(i)	any proceeding shall be instituted by or against any Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:

(i)	such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(ii)	any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(j)	all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government, provided that, in the reasonable opinion of the Agent, such occurrence would adversely affect any Security Party’s ability to perform its obligations under the Finance Documents to which it is a party; or

(k)	a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”) of any Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such Security Party does not procure that such action is lifted, released or expunged within 30 Business Days of such action being (i) instituted and (ii) notified to such Security Party; or

(l)	the Borrower or any of the Guarantors fails (within 5 business days after becoming obliged to do so) to comply with or pay any sum in an amount exceeding $5,000,000 (or the equivalent in any other currencies) due from it under any final judgment or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided that such event shall not be deemed to constitute an Event of Default if the Borrower is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Majority Lenders) that the insurers will be able to make such payment within thirty (30) days; or

(m)	any Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of the Ship by the Borrower; or

(n)	a Ship becomes a Total Loss or suffers a Major Casualty and (i) in the case of a Total Loss, insurance proceeds are not collected or received by the Security Trustee from the underwriters within 120 days of the Total Loss Date; or (ii) in the case of a Major Casualty, that Ship has not been otherwise repaired in a timely and proper manner; or

(o)	it becomes unlawful or impossible:

(i)	for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(p)	any consent necessary to enable a Guarantor to own, operate or charter the Ship owned by it or to enable the Borrower or any other Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or a Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(q)	any provision of a Finance Document which the Majority Lenders consider material proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(r)	the security constituted by a Finance Document is in any way imperiled or in jeopardy; or

(s)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(t)	an event or series of events occurs which, in the reasonable opinion of the Majority Lenders, may constitute a Material Adverse Effect.

20.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement, the other Finance Documents and the Master Agreements are cancelled; and/or

(ii)	serve on the Borrower a notice stating that the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement, the other Finance Documents and the Master Agreements are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing under this Agreement, the other Finance Documents and the Master Agreements shall be deemed immediately due and automatically become payable without notice or demand therefor; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.

20.3	Termination of Commitments. On the service of a notice under Clause 20.2(a)(i) or, upon an Event of Default under either of Clauses 20.1(h) or (i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

20.4	Acceleration of Loan. On the service of a notice under Clause 20.2(a)(ii) or, upon an Event of Default under either of Clauses 20.1(h) or (i), all or, as the case may be, the part of the Loan specified in the notice (if any), together with accrued interest and all other amounts accrued or owing from the Borrower or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 20.2. Such notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any other Security Party with any form of claim or defense.

20.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence, dishonesty or the willful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

20.9	Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 20, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

21	FEES AND EXPENSES

21.1	Fees. The Borrower shall pay to the Agent:

(a)	quarterly in arrears during the period from (and including) the Effective Date to the Maturity Date (payable on the last day of each fiscal quarter and on the Maturity Date) for the account of the Lenders, a commitment fee at the rate per annum of 40 percent of the Margin on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

(b)	any other fees in the amounts and on the dates set out in the Fee Letters.

21.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel and any local counsel retained by them.

21.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any additional Collateral provided or offered under Clause 15 or any other matter relating to such additional Collateral; or

(d)	any step taken by the Security Trustee, a Lender or a Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all reasonable legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4	Intentionally omitted.

21.5	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

21.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	INDEMNITIES

22.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower or any other Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); or

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence, dishonesty or willful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

22.4	Currency indemnity. If any sum due from the Borrower or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Application to Master Agreements. For the avoidance of doubt, Clause 22.4 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

22.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

23	NO SET-OFF OR TAX DEDUCTION; TAX INDEMNITY; FATCA

23.1	No deductions. All amounts due from a Security Party under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.

23.2	Grossing-up for taxes. If a Security Party is required by law to make a tax deduction from any payment:

(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;

(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3	Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4	Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 23.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment, provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 23.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 23.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 23.4 shall be conclusive and binding on the Borrower and the other Creditor Parties.

23.5	Indemnity for taxes. The Borrower and each of the Guarantors hereby indemnifies and agrees to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under this Clause 23.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefor specifying in reasonable detail the nature and amount of such taxes or other taxes.

23.6	Exclusion from indemnity and gross-up for taxes. The Borrower and the Guarantors shall not be required to indemnify any Creditor Party for a tax pursuant to Clause 23.5, or to pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that the tax is collected by withholding on payments (a “Withholding”) and is levied by a Pertinent Jurisdiction of the payer and:

(a)	the person claiming such indemnity or additional amounts was not an original party to this agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provided) on the date such person became a party to this Agreement a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement and this exclusion shall not apply to the extent that such Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such person became a party to this Agreement; or

(b)

the person claiming such indemnity or additional amounts is a Lender who has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable to such payment if such Lender had not changed its Lending Office and this exclusion shall not apply to the extent that the Withholding exceeds the amount of Withholding that would have been required under the law in effect immediately after such Lender changed its Lending Office; or

(c)	in the case of a Lender, to the extent that Withholding would not have been required on such payment if such Lender has complied with its obligations to deliver certain tax form pursuant to Section 23.7 below.

23.7	Delivery of tax forms.

(a)	Upon the reasonable request of the Borrower, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Agent and the Borrower two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN, W-8ECI or W-8IMY or, upon request of the Borrower or the Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which may be zero) of U.S. Federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested by the Borrower provide to the Agent and the Borrower in addition to the W-8BEN required above a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any representation in such certificate is no longer accurate.

(b)	In the event that Withholding taxes may be imposed under the laws of any Pertinent Jurisdiction (other than the United States or any political subdivision or taxing jurisdiction thereof or therein) in respect of payments on the Loan or other amounts due under this Agreement and if certain documentation provided by a Lender could reduce or eliminate such Withholding taxes under the laws of such Pertinent Jurisdiction or any treaty to which the Pertinent Jurisdiction is a party, then, upon written request by the Borrower, a Lender that is entitled to an exemption from, or reduction in the amount of, such Withholding tax shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or promptly after receipt of Borrower’s request, whichever is later, such properly completed and executed documentation requested by the Borrower, if any, as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or delivery would not materially prejudice the legal or commercial position of such Lender.

(c)	Each Lender shall deliver such forms as required in this Clause 23.7 within twenty (20) days after receipt of a written request therefor from the Agent or Borrower.

(d)	Notwithstanding any other provision of this Clause 23.7, a Lender shall not be required to deliver any form pursuant to this Clause 23.7 that such Lender is not legally entitled to deliver.

23.8	Application to Master Agreements. For the avoidance of doubt, Clause 23 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

23.9	FATCA information.

(a)	Subject to paragraph (c) below, each FATCA Relevant Party confirms to each other FATCA Relevant Party whether it is or is not a FATCA Exempt Party on the date hereof and thereafter within ten (10) Business Days of a reasonable request by another FATCA Relevant Party shall:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)	supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FACTA Deduction.

(b)	If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 to showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other FATCA Relevant Parties reasonably promptly.

(c)	Nothing in this Clause 23.9 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)	If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance the provisions of this agreement or the provided information is insufficient under FATCA, then:

(i)	such party shall be treated as if it were a FATCA Non-Exempt Party; and

(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

23.10	FATCA withholding.

(a)	A FATCA Relevant Party making a payment to any FACTA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FACTA Non-Exempt Party, the amount of the payment due from such FATCA Relevant Party shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by such FATCA Relevant Party.

(c)	Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify each other FATCA Relevant Party accordingly.

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.

(e)	A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.

(f)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Borrower (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and the relevant Lender.

(g)	If a FATCA Deduction is made as a result of any Creditor Party failing to be a FATCA Exempt Party, such party shall indemnify each other Creditor Party against any loss, cost or expense to it resulting from such FATCA Deduction.

23.11	FATCA mitigation.

Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under Clause 23.10 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:

(i)	transfer its entire interest in the Loan to a U.S. branch or Affiliate, or

(ii)	nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

24	ILLEGALITY, ETC

24.1	Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender (the “Notifying Lender”) to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:

(a)	the Notifying Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower and the other Creditor Parties, the Commitment of the Notifying Lender will be immediately cancelled; and

(c)	the Borrower shall repay the Notifying Lender’s participation in each Advance on the last day of the Interest Period for each Advance occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Notifying Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) without premium or penalty.

24.2	Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the obligations of the Borrower under Clause 24.1, the Notifying Lender shall use reasonable commercial efforts to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25	INCREASED COSTS

25.1	Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-Indemnified tax); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates), the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

25.2	Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

(a)	an actual additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an actual additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement.

For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.4	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost provided that, if the increased cost is as a result of any of the events or circumstances described in Clause 25.1(c) the Borrower has received evidence of the amount of such compensation.

25.5	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

25.6	Prepayment; termination of Commitment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

25.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

26	SET-OFF

26.1	Application of credit balances. Upon the occurrence and during the continuance of an Event of Default, each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower or any of the Guarantors at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower or any of the Guarantors to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower or any Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrower or any of the Guarantors to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of the Borrower or any of the Guarantors.

27	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1	Transfer by Borrower or Guarantors. Neither the Borrower nor any of the Guarantors may, without the consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2	Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, without any additional costs to, but with the consent (unless the transfer is to an Affiliate of the Transferor Lender or an Event of Default has occurred and is continuing) of, the Agent and the Borrower or any other Security Party (such consent not to be unreasonably withheld or delayed and to be deemed granted within fifteen (15) Business Days from the day it has been sought unless it has been expressly refused within that period, cause:

(a)	its rights in respect of all or part of its Contribution ; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) which is (i) regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (ii) not an Affiliate of the Borrower by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender; provided that the amount of the Contribution and/or Commitment of the Lender which is to be transferred shall not be less than $20,000,000.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

27.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the other Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrower and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5	No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7	Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any other Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including but not limited to those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any other Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

27.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorization of Agent to sign Transfer Certificates. The Borrower, the Guarantors, the Security Trustee, each Lender and each Swap Bank irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any other Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13	Disclosure of information. A Lender may disclose any information which the Lender has received in relation to the Borrower, any other Security Party or their affairs under or in connection with any Finance Document, so long as each such party (in the case of paragraphs (b)-(f) below) agrees to keep such information confidential, to:

(a)	any private, public or internationally recognized authorities that are entitled to and have requested to obtain such information;

(b)	the Creditor Parties’ respective head offices, branches and affiliates and professional advisors;

(c)	any other parties to the Finance Documents;

(d)	a rating agency or their professional advisors;

(e)	any person with whom such Creditor Party proposes to enter (or considers entering) into contractual relations in relation to the Term Loan Facility and/or the Revolving Credit Facility and/or its Commitment or Contribution; and

(f)	any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation to the Term Loan Facility and/or the Revolving Credit Facility, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Creditor Parties’ rights and obligations.

27.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

27.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrower or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28	VARIATIONS AND WAIVERS

28.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or Email, by the Borrower, by the Agent on behalf and with the approval of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders. As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf and with the approval of the Majority Lenders” were replaced by the words “by or on behalf and with the approval of every Lender and every Swap Bank”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or the Note;

(c)	an increase in or extension of any Lender’s Commitment or an extension of the Maturity Date or an amendment of the definition of “Availability Period”;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 11.2 or this Clause 28;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;

(g)	any amendment or waiver if the Agent or a Lender which is a FATCA Non-Exempt Party reasonably believes that it may constitute a “material modification” within the meaning of FATCA that may result (directly or indirectly) in any party to any Finance Document being required to make a FATCA Deduction;

(h)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required;

(i)	any amendment of or waiver to any provision in any Finance Document providing for the pro rata nature of disbursements by or payments to Lenders; and

(j)	a substitution or replacement of any Security Party.

28.3	Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.4	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1, 28.2 or 28.3, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or another Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29	NOTICES

29.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) (subject to Clause 29.7) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications. A notice by letter, Email or fax shall be sent:

(a)	to the Borrower	Scorpio Tankers Inc.
	or any Guarantor:	9, Boulevard Charles III
Monaco, 98000
Attention: Luca Forgione

	with a copy to:	150 East 58th Street
New York, New York 10155
Attention: Chief Financial Officer
Facsimile: +212-542-1618

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank	At the address below its name in Schedule 2.

(d)	to the Agent:	Nordea Bank Finland Plc,
New York Branch
437 Madison Avenue
New York, New York 10022
Attention: Loan Administration

Facsimile: +212-750-9188
Email: henning.christiansen@nordea.com

(e)	to the Security Trustee:	Nordea Bank Finland Plc,
New York Branch
437 Madison Avenue
New York, New York 10022
Attention: Loan Administration

Facsimile: +212-750-9188
Email: henning.christiansen@nordea.com

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

29.5	Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7	Electronic communication between the Agent and a Lender or a Swap Bank. Any communication to be made between the Agent and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender or Swap Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or a Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.8	English language. Any notice under or in connection with a Finance Document shall be in English.

29.9	Meaning of “notice”. In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

30.5	Lead Arrangers, Bookrunners and Co-Arrangers. None of the persons identified on the cover page or signature pages of this Agreement as a “lead arranger”, “bookrunner” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Creditor Parties, those applicable to all Creditor Parties as such. Without limiting the foregoing, none of the Creditor Parties so identified shall have or be deemed to have any fiduciary relationship with any Creditor Party. Each Creditor Party acknowledges that it has not relied, and will not rely, on any of the Creditor Parties so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

31	THE SERVICING BANKS

31.1	Appointment and Granting.

(a)	The Agent. Each of the Lenders and the Swap Banks appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(b)	The Security Trustee.

(i)	Authorization of Security Trustee. Each of the Lenders, the Swap Banks and the Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

(ii)	Granting Clause. To secure the payment of all sums of money from time to time owing (i) to the Lenders under the Finance Documents, and (ii) to the Swap Banks under the Master Agreements, and the performance of the covenants of the Borrower and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders, the Agent and the Swap Banks, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Agent and the Swap Banks and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Security Party shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ships. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders, the Agent and the Swap Banks as hereinafter set forth.

(iii)	Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

31.2	Scope of Duties. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact):

(a)	shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender or a Swap Bank;

(b)	shall be responsible to the Lenders or the Swap Banks for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;

(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or

(d)	shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof (unless such Note is held by the Agent) for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent, together with the written consent of the Borrower (other than in the case of a transfer to an Affiliate of the Transferor Lender) to such assignment or transfer.

31.3	Reliance. Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

31.4

Knowledge. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan or actual knowledge thereof) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee, the Swap Banks and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the

Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders and the Swap Banks.

31.5	Security Trustee and Agent as Lenders. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its subsidiaries or affiliates as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

31.6	Indemnification of Security Trustee and Agent. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrower under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

31.7

Reliance on Security Trustee or Agent. Each Lender and each Swap Bank agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender or Swap Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender or Swap Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrower or the Guarantors of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and/or the Swap Banks by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender or a Swap Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower, any Guarantor or any subsidiaries or affiliates thereof which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

31.8	Actions by Security Trustee and Agent. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

31.9	Resignation and Removal. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders, the Swap Banks and the Borrower, and the Security Trustee or the Agent may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Agent, the Security Trustee, the Lenders, the Swap Banks and the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders and the Swap Banks, appoint a successor Security Trustee or Agent. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10	Release of Collateral. Without the prior written consent of the Majority Lenders and the Swap Banks, neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders and the Swap Banks release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been irrevocably and unconditionally paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders have consented.

32	LAW AND JURISDICTION

32.1	Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

32.2	Consent to Jurisdiction.

(a)	Each of the Borrower and the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Nothing in this Clause 32.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)	Each of the Borrower and the Guarantors hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:

(i)	any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii)	any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.

(d)	Each of the Borrower and the Guarantors hereby agrees to appoint Seward & Kissel LLP, with offices currently located at One Battery Park Plaza, New York, New York 10004, Attention: Lawrence Rutkowski, as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. Each of the Borrower and the Guarantors also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. Each of the Borrower and the Guarantors also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

32.3	Creditor Party rights unaffected. Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.4	Waiver of punitive damages. Each of the Borrower and the Guarantors waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party.

32.5	Meaning of “proceedings”. In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

33	WAIVER OF JURY TRIAL

33.1	WAIVER. EACH OF THE BORROWER, THE GUARANTORS AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

34	PATRIOT ACT NOTICE

34.1	PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

EXECUTION PAGE

WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

SCORPIO TANKERS INC., as Borrower	NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Lender, Agent, Security Trustee, Lead Arranger and Bookrunner
By:
Name:
Title:	By:
Name:
Title:

By:
Name:
Title:

STI Opera Shipping Company Limited, as Guarantor	NORDEA BANK FINLAND PLC as Swap Bank

By:
By:	Name:
Name:	Title:
Title:
By:
Name:
Title:

ABN AMRO BANK N.V., as Lender, Bookrunner, Lead Arranger and Swap Bank

By:
Name:
Title:

By:
Name:
Title:

SKANDINAVISKA ENSKILDA BANKEN AB (publ), as Lender, Lead Arranger and Swap Bank

By:
Name:
Title:

By:
Name:
Title:

DVB BANK AMERICA N.V., as Lender and Lead Arranger

By:
Name:
Title:

By:
Name:
Title:

HSH NORDBANK AG, NEW YORK BRANCH as Lender, Lead Arranger and Swap Bank

By:
Name:
Title:

By:
Name:
Title:

NIBC BANK N.V., as Lender, Lead Arranger and Swap Bank

By:
Name:
Title:

By:
Name:
Title:

CIT FINANCE LLC, as Lender, Lead Arranger and Swap Bank

By:
Name:
Title:

By:
Name:
Title:

Title

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT, as Lender and Co-Arranger

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

Address for Notices:

437 Madison Avenue

New York, New York 10022

Attention: Henning Christiansen

Facsimile: +212-421-4420

Email: henning.christiansen@nordea.com

	437 Madison Avenue New York, New York 10022	$125,000,000, comprised of $61,904,761.90 in respect of the Term Loan Commitment and $63,095,238.10 in respect of the Revolving Credit Facility Commitment

Lender	Lending Office	Commitment
ABN AMRO BANK N.V. Address for Notices: Coolsingel 93 3012 AE Rotterdam The Netherlands Attention: Philip van Aerssen Facsimile: +31-(0)10-401-5323 Email: philip.van.aerssen@nl.abnamro.com	Coolsingel 93 3012 AE Rotterdam The Netherlands	$63,000,000, comprised of $31,200,000 in respect of the Term Loan Commitment and $31,800,000 in respect of the Revolving Credit Facility Commitment

Lender	Lending Office	Commitment

SKANDINAVISKA

ENSKILDA BANKEN AB (publ)

Address for Notices:

Kungsträdgårdsgatan 8

SE-106 40 Stockholm

Sweden

Credit Contact:

Attention: Johan Lindström/ Kara Mati

Facsimile: +46 8 763 86 38

Email: johan.lindstrom@seb.se / kara.mati@seb.se

Telephone: +46 8 763 97 58/ +46 8 763 86 11

	Kungsträdgårdsgatan 8 SE-106 40 Stockholm Sweden	$100,000,000 comprised of $49,523,809.52 in respect of the Term Loan Commitment and $50,476,190.48 in respect of the Revolving Credit Facility Commitment with a copy to: Operations Contact: Attention: Structured Credits Operations Facsimile: +46 8 611 03 84 Email: scocresf@seb.se

Lender	Lending Office	Commitment

DVB BANK AMERICA N.V.

Address for Notices:

Zeelandia Office Park

Kaya W.F.G. Mensing 14

Willemstad, Curacao

Attention: Execution Team

Facsimile: +599 9 465 2366

Email: d-execution-curacao@dvbbank.com

Telephone: +599 9 431 8736

with a copy to:

DVB Bank SE

c/o DVB Transport (US) LLC

609 Fifth Avenue, 5th Floor

New York, New York 10017

Attention: Jurek Bochner

Facsimile: +212-588-0424

Email: jurek.bochner@dvbbank.com

Telephone: +212-858-2609

	Zeelandia Office Park Kaya W.F.G. Mensing 14 Willemstad, Curacao	$77,000,000, comprised of $38,133,333.33 in respect of the Term Loan Commitment and $38,866,666.67 in respect of the Revolving Credit Facility Commitment

Lender	Lending Office	Commitment

HSH NORDBANK AG, NEW YORK BRANCH

Address for Notices:

230 Park Avenue – 32nd Fl.

New York, New York 10169

Attention: Malani Bhagwandin

Facsimile: +212-407-6011

Email: malani.bhagwandin@hsh-nordbank.com

	230 Park Avenue New York, New York 10169	$50,000,000 comprised of $24,761,904.76 in respect of the Term Loan Commitment and $25,238,095.24 in respect of the Revolving Credit Facility Commitment

Lender	Lending Office	Commitment
NIBC BANK N.V. Address for Notices: Carnegieplein 4 2517 KJ THE HAGUE The Netherlands	Carnegieplein 4 2517 KJ THE HAGUE The Netherlands	$45,000,000, comprised of $22,285,714.29 in respect of the Term Loan Commitment and $22,714,285.71 in respect of the Revolving Credit Facility Commitment

Attention: Michael de Visser Facsimile: +31 70 342 5577 Email: michael.de.visser@nibc.com Telephone: +31 70 342 5276

Lender	Lending Office	Commitment

CIT FINANCE LLC

Address for Notices:

11 West 42nd Street, New York, NY 10036

Attention: Chief Risk Officer, Maritime Finance

Facsimile: +212-771-1079

Email: adam.conrad@cit.com

Telephone: +212-771-9348

	11 West 42nd Street New York, NY 10036	$40,000,000, comprised of $19,809,523.81 in respect of the Term Loan Commitment and $20,190,476.19 in respect of the Revolving Credit Facility Commitment

Lender	Lending Office	Commitment

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

Address for Notices:

Adolphsplatz 7, 20457 Hamburg, Germany

Attention: Bastian Duehmert/Stephan Vetter

Facsimile: +49(40)3701-4550

Email: bastian.duehmert@db.com/stephan.vetter@db.com

Telephone: +49(40)3701-3937/ +49(40)3701-4646

	Adolphsplatz 7 20457 Hamburg Germany	$25,000,000, comprised of $12,380,952.38 in respect of the Term Loan Commitment and $12,619,047.62 in respect of the Revolving Credit Facility Commitment

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

NORDEA BANK FINLAND PLC

Address for Notices:

2747 Settlement Services

FIN-00020 Nordea

Helsinki, Finland

Attention: Swap Settlements

Facsimile: +358 9 165 59311

with a copy to:

Nordea Bank Finland Plc, New York Branch

437 Madison Avenue

New York, NY 10022, US

Attention: Colin Williams-Hawkes

Facsimile: +1 (212) 421 4420

437 Madison Avenue New York, New York 10022

Swap Bank	Booking Office
ABN AMRO BANK N.V. Address for Notices: Coolsingel 93 3012 AE Rotterdam The Netherlands Attention: Philip van Aerssen Facsimile: +31-(0)10-401-5323 Email: philip.van.aerssen@nl.abnamro.com	Coolsingel 93 3012 AE Rotterdam The Netherlands

Swap Bank	Booking Office

SKANDINAVISKA

ENSKILDA BANKEN AB (publ)

Address for Notices:

Kungsträdgårdsgatan 8

SE-106 40 Stockholm

Sweden

Attention: Johan Lindström/ Kara Mati

Facsimile: +46 8 763 86 38

Email: johan.lindstrom@seb.se / kara.mati@seb.se

Telephone: +46 8 763 97 58/ +46 8 763 86 11

Kungsträdgårdsgatan 8 SE-106 40 Stockholm Sweden

Swap Bank	Booking Office

HSH NORDBANK AG, NEW YORK BRANCH

Address for Notices:

230 Park Avenue – 32nd Fl.

New York, New York 10169

Attention: Malani Bhagwandin

Facsimile: +212-407-6011

Email: malani.bhagwandin@hsh-nordbank.com

230 Park Avenue New York, New York 10169

Swap Bank	Booking Office

NIBC BANK N.V.

Address for Notices:

Carnegieplein 4

2517 KJ THE HAGUE

The Netherlands

Attention: Michael de Visser

Facsimile: +31 70 342 5577

Email: michael.de.visser@nibc.com

Telephone: +31 70 342 5276

Carnegieplein 4 2517 KJ THE HAGUE The Netherlands

Swap Bank	Booking Office

CIT FINANCE LLC

Address for Notices:

11 West 42nd Street, New York, NY 10036

Attention: Chief Risk Officer, Maritime Finance

Facsimile: +212-771-1079

Email: adam.conrad@cit.com

Telephone: +212-771-9348

11 West 42nd Street, New York, NY 10036

SCHEDULE 3

DRAWDOWN NOTICE

To:	Nordea Bank Finland, Plc, New York Branch, as Agent

437 Madison Avenue

New York, New York 10022

Attention: [Loans Administration]

Fax No.: +212-750-9188

[Date]

DRAWDOWN NOTICE

1.	We refer to the loan agreement dated as of [—] (the “Loan Agreement”) among ourselves, as Borrower, the Guarantors referred to therein, the Lenders referred to therein, the Swap Banks referred to therein, the Lead Arrangers referred to therein, the Bookrunners referred to therein, the Co-Arranger referred to therein and yourselves as Agent and as Security Trustee in connection with revolving credit and term loan facilities of up to US$525,000,000 in aggregate. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow an Advance under the [Term Loan Facility] [Revolving Credit Facility] as follows:

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the first Interest Period shall be [—] months; and

(d)	Payment instructions:

[—]

3.	We represent and warrant that:

(a)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

(b)	the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents are true and not misleading as of the date of this Drawdown Notice and will be true and not misleading as of the Drawdown Date, in each case with reference to the circumstances then existing;

(c)	there has been no Material Adverse Effect since December 31, 2012;

(d)	neither the Borrower nor any of its subsidiaries or Affiliates has launched any other facilities or debt transactions into the international capital markets either publicly or privately which might prejudice either the successful and timely syndication or performance of the loan facility contemplated by this Agreement; and

(e)	if the Collateral Maintenance Ratio were applied immediately following the making of the Advance, the Borrower would not be required to provide additional Collateral or prepay part of the Loan under Clause 15.

4.	This notice cannot be revoked or varied without the prior consent of the Majority Lenders.

5.	[We authorize you to deduct the outstanding fees and expenses referred to in Clause 21 from the amount of the Advance.]

Name
Title for and on behalf of
SCORPIO TANKERS INC.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a)(i):

1.	A duly executed original of this Agreement and each Master Agreement.

2.	A copy of each Approved Acquisition Contract (and all addenda and supplements thereto), in form and substance acceptable to the Agent and certified as of a date reasonably near the date of the Drawdown Notice by an officer of the Borrower or Guarantor party thereto as being a true and correct copy thereof.

3.	A copy of each Charter (and all addenda and supplements thereto), in form and substance acceptable to the Agent and certified as of a date reasonably near the date of the Drawdown Notice by an officer of the Borrower or Guarantor party thereto as being a true and correct copy thereof.

4.	Copies of certificates dated as of a date reasonably near the date of the Drawdown Notice, certifying that each of the Security Parties is duly incorporated or formed and in good standing under the laws of its jurisdiction of incorporation or formation.

5.	Copies of the constitutional documents and each amendment thereto of each of the Security Parties, certified as of a date reasonably near the date of the Drawdown Notice by an officer of such party as being a true and correct copy thereof.

6.	Copies of the resolutions of the directors (or equivalent governing body) and, where applicable, the shareholders (or equivalent equity holders), of each of the Security Parties authorizing the execution of each of the Finance Documents to which that Security Party is a party and, in the case of the Borrower, authorizing an officer or an attorney-in-fact of the Borrower to give the Drawdown Notice and other notices required under the Finance Documents, in each case certified as of a date reasonably near the date of the Drawdown Notice by an officer of such party as being a true and correct copy thereof,

7.	An incumbency certificate in respect of the officers and directors (or equivalent) of each of the Security Parties (including, without limitation, solvency certification) and signature samples of any signatories to any Finance Document.

8.	The original or a certified copy (by an officer of the relevant Security Party) of any power of attorney under which any Finance Document is executed on behalf of a Security Party.

9.	Copies of all consents which a Security Party requires to enter into, or make any payment under, any Finance Document, each certified as of a date reasonably near the date of the Drawdown Notice by an officer of such party as being a true and correct copy thereof, or certification by such officer that no such consents are required.

10.	Certification by the Borrower that:

(a)	no judgment, order, injunction or other restraint exists prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement or any of the other Finance Documents;

(b)	no litigation by any entity (private or governmental) is pending or threatened with respect to this Agreement or any document to be executed in connection therewith; and

(c)	after giving effect to the transactions contemplated by this Agreement, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its subsidiaries.

11.	Documentary evidence that the agent for service of process named in Clause 32 of this Agreement has accepted its appointment.

12.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

13.	Favorable legal opinions from lawyers appointed by the Borrower or the Agent on such matters concerning the laws of such relevant jurisdictions as the Agent may require.

PART B

The following are the documents referred to in Clause 9.1(b):

1.	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part A(1) .

2.	If the Drawdown Date is more than five (5) Business Days after the date of the Drawdown Notice, a bringdown certificate of each of the Security Parties certifying as of the Drawdown Date as to the absence of any amendments to the documents of such party referred to in paragraphs 5, 6 and 7 of Part A since the date of the Drawdown Notice.

3.	Certification by the Borrower as of the date of the Drawdown Date for the Advance as to the matters described in Clauses 9.1(d) (other than 9.1(d)(iii)) and 9.1(e).

4.	Documentary evidence that:

(a)	the relevant Ship has been unconditionally delivered by the Seller to, and accepted by, the relevant Guarantor under the relevant Approved Acquisition Contract, and the full purchase price payable under such Approved Acquisition Contract (in addition to the part to be financed by the Advance) has been duly paid;

(b)	the relevant Ship is definitively and permanently registered in the name of the relevant Guarantor under an Approved Flag;

(c)	the Mortgage has been duly registered (preliminarily or permanently) or recorded against the relevant Ship as a valid first priority or preferred ship mortgage in accordance with the laws of the Approved Flag on which such Ship is registered;

(d)	the Security Interests intended to be created by each of the Finance Documents have been duly perfected under applicable law;

(e)	the relevant Ship is in the absolute and unencumbered ownership of the relevant Guarantor save as contemplated by the Finance Documents;

(f)	the relevant Ship is insured in accordance with the provisions of Clause 13 of this Agreement and all requirements therein in respect of insurances have been complied with; and

(g)	the relevant Ship maintains the highest class for vessels of its type with the Classification Society free of any overdue recommendations and qualifications affecting class (which status shall be established by an Interim Confirmation of Class Certificate or a Confirmation of Class certificate (as the case may be) issued by the Classification Society and dated a date reasonably near the Drawdown Date (NB: a “Class Statement” or similar instrument shall not be acceptable for purposes of this clause)).

5.	Valuations of the Fair Market Value of the relevant Ship, paid for by the Borrower but addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not more than 30 days before the Drawdown Date, which evidence an average Fair Market Value for such Ship of not less than 140% of the Advance in respect of such Ship.

6.	Copies of the documents signed or issued by the relevant Guarantor and the Seller under or in connection with the delivery of the relevant Ship under the terms of the relevant Approved Acquisition Contract, namely the bill of sale, the protocol of delivery and acceptance, the Approved Builder’s certificate (to the extent applicable), the commercial invoices and the resolutions of the directors (and of the shareholders in the case of the relevant Guarantor) and power of attorney of the relevant Guarantor and the Seller in relation to the due authorization and execution by the relevant Guarantor and the Seller of (a) the Approved Acquisition Contract and (b) the documents described in this paragraph, certified as of the Drawdown Date by an officer of such Guarantor as being a true and correct copy thereof.

7.	If applicable, such documentary evidence as the Agent may require in relation to the due authorization and execution by the relevant charterer of (a) the Charter and (b) all documents to be executed by the relevant charterer under the Charter.

8.	Such documentary evidence as the Agent may require that the relevant Ship has been delivered to the relevant charterer and the relevant charterer has accepted such Ship pursuant to the terms of the Charter applicable to that Ship, such documentary evidence to be provided 15 days prior to the relevant drawdown.

9.	Documentary evidence that the relevant Guarantor has instructed the Classification Society as required by Clause 14.4.

10.	The following documents establishing that the relevant Ship will, as from the Drawdown Date, be managed by an Approved Manager on terms acceptable to the Agent:

(a)	a copy of each Approved Management Agreement, certified as of the Drawdown Date by an officer of the relevant Security Party as being a true and correct copy thereof;

(b)	a Manager’s Undertaking executed by each Approved Manager in favor of the Agent; and

(c)	copies of each Approved Manager’s Document of Compliance and of the relevant Ship’s ISSC and Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires), certified as of the Drawdown Date by an officer of the relevant Approved Manager as being a true and correct copy thereof.

11.	A favorable opinion from BankAssure Insurance Services Inc. or any other independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

12.	A favorable opinion of Watson, Farley & Williams (New York) LLP, New York counsel for the Creditor Parties, in form, scope and substance satisfactory to the Creditor Parties.

13.	Favorable legal opinions from lawyers appointed by the Borrower or the Agent on such matters concerning the laws of such relevant jurisdictions as the Agent may require.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, [each other Security Party], the Security Trustee, each Lender and each Swap Bank, as defined in the Loan Agreement referred to below.

[Date]

1.	This Certificate relates to a Loan Agreement dated as of [—] (as amended or supplemented, the “Loan Agreement”) among (1) Scorpio Tankers Inc. (the “Borrower”), (2) [—], [—] and [—] (the “Guarantors”), (3) the banks and financial institutions named therein as Lenders, (4) the banks and financial institutions named therein as Swap Banks, (5) Nordea Bank Finland Plc, New York Branch, ABN Amro Bank. N.V. , Skandinaviska Enskilda Banken AB (publ), DVB Bank America N.V., HSH Nordbank AG, New York Branch, NIBC Bank N.V. and CIT Finance LLC as Lead Arrangers, (6) Nordea Bank Finland Plc, New York Branch and ABN Amro Bank. N.V. as Bookrunners, (7) Deutsche Bank AG Filiale Deutschlandgeschäft as Co-Arranger, (8) Nordea Bank Finland Plc, New York Branch as Agent and (9) Nordea Bank Finland Plc, New York Branch as Security Trustee for revolving credit and term loan facilities of up to $525,000,000 in aggregate.

2.	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrower, each other Security Party, the Security Trustee, each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3.	The effective date of this Certificate is [—], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4.	[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [—]% of its Contribution, which percentage represents $[—].

5.	[By virtue of this Certificate and Clause 27 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[—]] [from [—]% of its Commitment, which percentage represents $[—]] and the Transferee acquires a Commitment of $[—.]

6.	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 27 of the Agreement provides will become binding on it upon this Certificate taking effect.

7.	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 27 of the Agreement.

8.	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9.	The Transferee:

(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against the Transferor, the Agent, the Security Trustee, any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any other Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realize any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any other Security Party under any of the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10.	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross negligence or willful misconduct of the Agent’s or the Security Trustee’s own officers or employees.

11.	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

AGENT

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

By:
Name:
Title:
Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DESIGNATION NOTICE

Nordea Bank Finland, Plc, New York Branch, as Agent

437 Madison Avenue

New York, New York 10022

Attention: [Loans Administration]

Fax No.: +212-750-9188

[Date]

Dear Sirs

Loan Agreement dated as of [—] (as amended or supplemented, the “Loan Agreement”) made between (i) ourselves as Borrower, (ii) the Guarantors named therein, (iii) the Lenders named therein, (iv) the Swap Banks named therein, (v) the Lead Arrangers named therein, (vi) the Bookrunners named therein, (vii) the Co-Arranger named therein, (viii) yourselves as Agent and (ix) yourselves as Security Trustee.

We refer to:

1.	the Loan Agreement;

2.	the Master Agreement dated [—] made between ourselves and [—]; and

3.	a Confirmation dated [—] delivered pursuant to the said Master Agreement and addressed by [—] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

Scorpio Tankers Inc.

SCHEDULE 7

LIST OF APPROVED BROKERS

H. Clarkson & Company Limited

RS Platou Shipbrokers A.S.

Arrow Sale & Purchase Limited

Braemar Seascope Limited

Maersk Shipbrokers

ACM Shipping

Fearnleys Ltd.

Galbraith

SCHEDULE 8

LIST OF SHIPS

PART A

	Ship	Type	Capacity	Seller	Contract price payable under Approved Acquisition Contract	Advance
1	STI Duchessa	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$34,300,000	$20,509,000
2	STI Opera	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$34,300,000	$20,509,000
3	STI Virtus	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$33,170,000	$19,831,000
4	STI Aqua	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$33,170,000	$19,831,000
5	STI Dama	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$33,170,000	$19,831,000
6	STI Regina	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$33,170,000	$19,831,000
7	STI Fontvieille	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$36,500,000	$21,829,000
8	STI Ville	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$36,500,000	$21,829,000
9	STI Yorkville	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,500,000
10	STI Venere	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,500,000
11	STI Battery	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,500,000
12	STI Wembley	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,500,000	$18,000,000
13	STI Mythos	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,500,000

PART B

	Ship	Type	Capacity	Seller	Contract price payable under Approved Acquisition Contract	Advance
1	STI Powai	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,250,000
2	STI Olivia	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,250,000
3	STI Mayfair	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$33,970,000	$19,250,000
4	STI Comandante	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,250,000	$18,000,000
5	STI Brixton	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,250,000	$18,000,000
6	STI Pimlico	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,250,000	$18,450,000
7	STI Hackney	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,250,000	$18,450,000
8	STI Fullham	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,250,000	$18,450,000
9	STI Camden	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,250,000	$18,450,000
10	STI Battersea	Handysize Product Tanker	37,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$31,500,000	$18,450,000
11	STI Chelsea	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,500,000
12	STI Tribeca	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$34,000,000	$20,500,000
13	STI Soho	Medium Range Product Tanker	52,000 tons dwt	SPP Shipbuilding Co. Ltd.	$33,200,000	$19,500,000
14	STI Lexington	Medium Range Product Tanker	52,000 tons dwt	Hyundai Mipo Dockyard Co. Ltd.	$33,000,000	$19,500,000

SCHEDULE 9

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Conduct Authority and/or the Prudential Regulation Authority (or , in any case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

percent per annum

where:

E	is designed to compensate Lenders for amounts payable under all the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Conduct Authority Fees Manual or the Prudential Regulation Authority Fees Manual (as the case may be) or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the relevant Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the relevant Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the relevant Fees Rules.

6.	If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Conduct Authority or the Prudential Regulation Authority (as the case may be), supply to the Agent, the aggregate of rates of charge payable by that Lender to each the Financial Conduct Authority and the Prudential Regulation Authority pursuant to the relevant Fees Rules in respect of the relevant financial year of the Financial Conduct Authority or the Prudential Regulation Authority (as the case may be) (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of each Tariff Base of that Lender.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Conduct Authority , the Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 10

GUARANTORS

Name	Jurisdiction of incorporation	Registered office
STI Opera Shipping Company Limited	The Republic of the Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960